Exhibit 99.1

FINANCING AGREEMENT

Dated as of February 25, 2005

by and among

MODTECH HOLDINGS, INC.,

as Parent and Borrower,

EACH LENDER LISTED ON THE SIGNATURE PAGES HERETO,

as Lenders,

FORTRESS CREDIT CORP.,

as Collateral Agent

and

FORTRESS CREDIT CORP.,

as Administrative Agent

i

ii

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(c)	Governmental Approvals
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(s)	Insurance
Schedule 6.01(t)	Effective Date Funds Flow
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(cc)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(dd)	Tradenames
Schedule 6.01(ee)	Collateral Locations
Schedule 7.02(a)	Liens
Schedule 7.02(b)	Indebtedness
Schedule 8.01	Cash Management Banks

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit B	Form of Application of Standby Letter of Credit
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Opinion of Counsel
Exhibit G	Form of Landlord Waiver
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Performance Metrics
Exhibit J	Form of Mortgage

iii

FINANCING AGREEMENT

Financing Agreement, dated as of February     , 2005, by and among Modtech Holdings, Inc., a Delaware corporation (the “Parent” or “Borrower”), each of the lenders that from time to time is a party hereto (such lenders, each individually a “Lender” and collectively, the “Lenders”), and Fortress Credit Corp., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, for the benefit of the Agents and the Lenders in such capacity, the “Administrative Agent”) and Fortress Credit Corp., as collateral agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Collateral Agent”, and together with the Administrative Agent, each an “Agent” and collectively the “Agents”).

RECITALS

WHEREAS the Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a revolving credit facility in an aggregate principal amount not to exceed $17,000,000 at any time outstanding and (b) a term loan in the initial aggregate principal amount of $21,000,000, provided that the principal amount of the revolving credit facility and the term loan may be adjusted in accordance with the terms hereof. The proceeds of the revolving credit facility and the term loan shall be used to refinance existing indebtedness of the Borrower, for general working capital purposes of the Borrower and to pay fees and expenses related to this Agreement and the transactions contemplated hereby. The Lenders are willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth; and

WHEREAS in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable, chattel paper or a general intangible.

“Accounts Receivable” means, with respect to any Person, all “accounts” (as the term is defined in the Uniform Commercial Code), now owned or hereafter acquired by any Person and any and all “Supporting Obligations” (as defined in the Uniform Commercial Code) in respect thereof, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Action” has the meaning specified therefor in Section 11.12.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the Capital Stock of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Lender or any Agent be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning set forth in Section 7.01(o) hereof.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable LIBOR Margin” means for purposes of calculating the applicable interest rate for any day for any Term Loan, the appropriate applicable margin set forth below corresponding to the Senior Secured Leverage Ratio as of the most recent Calculation Date:

Pricing Level	Senior Secured Leverage Ratio	Applicable LIBOR Margin
I	>2.00 to 1.0	8.50%
II	≤ 2.00 to 1.0 but>1.25 to 1.0	8.00%
III	≤ 1.25 to 1.0	7.50%

Each Applicable LIBOR Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Parent is required to provide the consolidated financial information required by Section 7.01(a)(i) or (ii) and the officer’s certificate required by Section 7.01(a)(iv) for the fiscal quarter or year of the Parent most recently ended prior to the Calculation Date; provided, however, that (i) the initial

Applicable LIBOR Margin shall be 8.50%; (ii) the initial Applicable LIBOR Margin determined in accordance with the immediately preceding clause (i) shall remain in effect until the first Calculation Date occurring after the end of the first full fiscal quarter of the Parent ending at least twelve months after the Effective Date and, thereafter, each Applicable LIBOR Margin shall be based on the Pricing Level (as shown above) corresponding to the Senior Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Parent preceding the applicable Calculation Date; (iii) if the Parent fails to provide the consolidated financial information required by Section 7.01(a)(i) or (ii) or the officer’s certificate required by Section 7.01(a)(iv) for the most recently ended fiscal quarter or year of the Parent preceding any applicable Calculation Date, such Applicable LIBOR Margin from such Calculation Date shall be based on Pricing Level I (as shown above) until such time as such consolidated financial information and the officer’s certificate is provided, whereupon five Business Days thereafter, such Applicable LIBOR Margin shall be based on the Pricing Level (as shown above) corresponding to the Senior Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Parent preceding such Calculation Date and (iv) if any such officer’s certificate is determined to have calculated the Senior Secured Leverage Ratio in error, then any resulting change in pricing shall be made retroactive to the beginning of the relevant period. In addition, at all times when an Event of Default shall have occurred and be continuing, Pricing Level I (as shown above) shall apply. Each Applicable LIBOR Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable LIBOR Margin shall be applicable to all Term Loans then existing or subsequently made.

“Applicable Reference Margin” means for purposes of calculating the applicable interest rate for any day for any Revolving Loan, the appropriate applicable margin set forth below corresponding to the Senior Secured Leverage Ratio as of the most recent Calculation Date:

Pricing Level	Senior Secured Leverage Ratio	Applicable Reference Margin
I	> 2.00 to 1.0	4.75%
II	≤ 2.00 to 1.0 but> 1.25 to 1.0	4.25%
III	≤ 1.25 to 1.0	3.75%

Each Applicable Reference Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Parent is required to provide the consolidated financial information required by Section 7.01(a)(i) or (ii) and the officer’s certificate required by Section 7.01(a)(iv) for the fiscal quarter or year of the Parent most recently ended prior to the Calculation Date; provided, however, that (i) the initial Applicable Reference Margin shall be 4.75%; (ii) the initial Applicable Reference Margin determined in accordance with the immediately preceding clause (i) shall remain in effect until the first Calculation Date occurring after the end of the first full fiscal quarter of the Parent ending at least twelve months after the Effective Date and, thereafter, each Applicable Reference Margin shall be based on the Pricing Level (as shown above) corresponding to the Senior Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Parent preceding the applicable Calculation Date; (iii) if the Parent fails to provide the consolidated financial information required by Section 7.01(a)(i) or (ii) or the officer’s certificate required by Section 7.01(a)(iv) for the most recently ended fiscal quarter or year of the Parent preceding any applicable Calculation Date, such Applicable Reference Margin from such Calculation Date shall be based on Pricing Level I (as shown above) until such time as such consolidated financial information and the officer’s certificate is provided, whereupon five Business Days thereafter, such Applicable Reference Margin shall be based on the Pricing Level (as shown above) corresponding to the Senior Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Parent preceding such Calculation Date and (iv) if any such officer’s certificate is determined to have calculated the Senior Secured Leverage Ratio in error, then any resulting change in pricing shall be made retroactive to the beginning of the relevant period. In addition, at all times when an Event of Default shall have occurred and be continuing, Pricing Level I (as shown above) shall apply. Each Applicable Reference Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Reference Margin shall be applicable to all Revolving Loans then existing or subsequently made.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee and accepted by the Administrative Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit H hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Availability” means an amount (which may be a negative number), at any time, equal to the (i) Borrowing Base less, without duplication, (ii) the sum of (A) the aggregate outstanding amount of all Revolving Loans, (B) all Letter of Credit Obligations and (C) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged in excess of 45 days past due (but not including retention hold-backs for subcontractors which coincide with the accounts receivable retention that customers of the Borrower impose on the Borrower).

“Bailee’s Letter” means a letter in form and substance reasonably acceptable to the Agents and executed by any Person (other than a Loan Party) that is in possession of any Collateral on behalf of such Loan Party pursuant to which such Person acknowledges the first priority Lien of the Collateral Agent for the benefit of the Agents and the Lenders with respect thereto and such Person waives or otherwise subordinates its Liens to the Lien of the Collateral Agent for the benefit of the Agents and the Lenders.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Bonded Accounts Receivable” means, as to the Borrower, Accounts Receivable of the Borrower, arising in the ordinary course of business of the Borrower with respect to a contract which requires the Borrower to have a bond posted on its behalf to secure the Borrower’s performance of such contract.

“Bonded Accounts Receivable on Completed Projects” means, as to the Borrower, Bonded Accounts Receivable of the Borrower with respect to a contract under which the Borrower has completed and billed more than 90% of the related project and has less than $50,000 of costs to be incurred prior to completion of 100% of such project.

“Bonded Accounts Receivable on Uncompleted Projects” means, as to the Borrower, Bonded Accounts Receivable of the Borrower other than Bonded Accounts Receivable on Completed Projects.

“Book Value” means, with respect to any Inventory of any Person, the lower of (i) cost (as reflected in the general ledger of such Person after reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first in first out basis, excluding the impact of any inventory write-up resulting from the application of purchase accounting principles; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Book Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to the Borrower or (B) write-ups in value with respect to currency exchange rates or the application of purchase accounting principles and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent prior to the date hereof.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, at any time, the amount equal to (i) an amount equal to the difference of (I) an amount (the “Core Borrowing Base”) equal to the sum of (A) 70% of the Net Amount of Eligible Unbonded Accounts Receivable at such time, less the amount, if any, of the applicable Dilution Reserve with respect thereto, plus (B) 75% of the Net Amount of Eligible Bonded Accounts Receivable on Completed Projects, less the amount, if any, of the applicable Dilution Reserve, with respect thereto, plus (C) 50% of the Net Amount of Eligible Bonded Accounts Receivable on Uncompleted Projects, less the amount, if any of the applicable Dilution Reserve, with respect thereto, provided however such amount shall not exceed an amount equal to the greater of (x) $5 million or (y) 20% of the Borrowing Base as of such date of determination, plus (D) the lesser of (x) 55% of the Book Value of the Eligible Inventory at such time and (y) the Inventory Sublimit at such time, less (II) the initial aggregate principal amount of Term Loans on the Effective Date, less (ii) the aggregate amount of Reserves as the Administrative Agent may have established in its Permitted Discretion under this Agreement with respect to the Borrowing Base (or any component thereof) plus (E) 100% of an amount equal to cash on the Borrower’s balance sheet, provided that such cash is Qualified Cash, in excess of $5,000,000. The Administrative Agent may, in its Permitted Discretion, adjust the advance rates set forth above, adjust one or more of the other elements used in computing the Borrowing Base, establish additional standards of eligibility or establish additional reserves against eligibility.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi)(C), substantially in the form of Exhibit E (or another form acceptable to the Agent) setting forth the calculation of the Borrowing Base of the Borrower, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base of the Borrower in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its Permitted Discretion, any such calculation (1) to reflect (based on the standards set forth herein) its estimate of declines in value of any of the Collateral described therein based on information received or obtained since the respective Collateral information dates utilized in determining the Borrowing Base which is calculated in the Borrowing Base Certificate most recently delivered to the Administrative Agent and (2) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided, that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, Loans bearing an interest based on the LIBOR Rate, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, including, in each instance in clauses (i) and (ii) above, options, warrants, convertible securities and other equity securities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 90 days from the date of acquisition thereof, (b) commercial paper maturing no more than 90 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Group (“S&P”) or at least P-1 from Moody’s Investors Service, Inc. (“Moody’s”), (c) certificates of deposit or bankers’ acceptances maturing within 90 days from the date of acquisition thereof, payable in Dollars and issued by any Bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (d) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (e) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (d)(i) above.

“Cash Management Accounts” means those bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Agreements” means those certain deposit account control agreements in form and substance satisfactory to the Administrative Agent, each of which is among the Administrative Agent, the Borrower and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 8.01.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 30% of any class of the aggregate outstanding Capital Stock of the Parent;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate Capital Stock of each of its Subsidiaries, free and clear of all Liens (other than any Liens granted hereunder);

(d) (i) any Loan Party consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates with or merges into any Loan Party in a transaction pursuant to which any class of the outstanding Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property; or

(e) David Buckley shall cease to be involved in the day to day operations and management of the business of the Parent, and a successor acceptable to the Agent and the Lenders in their sole discretion is not appointed on terms acceptable to the Agent and the Lenders within 30 days of such cessation of involvement.

“Closing Fee” has the meaning specified therefor in Section 2.06.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Access Agreement” means a Landlord Waiver, a Bailee’s Letter or any other agreement in writing, in form and substance satisfactory to the Collateral Agent, from any lessor of premises to the Borrower or a Guarantor, or any other Person to whom any Collateral (including Inventory, equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which, among other matters required by the Collateral Agent, such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Collateral Agent for the benefit of the Agents and the Lenders in such Collateral, agrees to waive any and all Liens and other claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit the Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise the Collateral Agent’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of the Collateral Agent and agrees to follow all instructions of the Collateral Agent with respect thereto.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collateral Agent Term Advance” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments and other items of payment (including, without limitation, insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties.

“Commitment” means, with respect to each Lender, its Revolving Credit Commitment plus its Term Loan Commitment.

“Consolidated EBITDA” means, with respect to any Person and its Subsidiaries for any period, the Consolidated Net Income of such Persons for such period, plus (i) without duplication, the sum of the following amounts of such Persons for such period to the extent deducted in determining Consolidated Net Income of such Persons for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense and (D) amortization expense; provided, that for purposes of Section 7.03(b), Consolidated EBITDA shall be deemed to be (i) for the period ending March 31, 2005, Consolidated EBITDA for the quarter ending March 31, 2005 multiplied by four (4); (ii) for the period ending June 30, 2005, the sum of (x) Consolidated EBITDA for the quarter ending June 30, 2005 and (y) Consolidated EBITDA for the quarter ending March 31, 2005 multiplied by two (2); (iii) for the period ending September 30, 2005, the sum of (x) Consolidated EBITDA for the quarter ending September 30, 2005 and (y) Consolidated EBITDA for the quarter ending March 31, 2005 and (z) Consolidated EBITDA for the quarter ending June 30, 2005, multiplied by one and one third (1.33) and (iv) for all periods thereafter, Consolidated EBITDA for the 12 month period most recently ended.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA less (i) Capital Expenditures made by such Person and its Subsidiaries during such period, (ii) cash taxes paid by such Person and its Subsidiaries, (iii) cash distributions or dividends paid by such Person or its Subsidiaries during such period and (iv) all amounts paid or payable by such Person and its Subsidiaries to on Operating Lease Obligations having a scheduled due date during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) the portion of Consolidated Net Interest Expense accrued and payable in cash during such period plus (b) the aggregate amount of principal and premium, if any, scheduled to be paid during such period with respect to all outstanding Indebtedness of such Person.

“Consolidated Funded Senior Indebtedness” means, with respect to any Loan Party at any date, all Indebtedness of such Loan Party, determined on a consolidated basis in accordance with GAAP, then outstanding under this Agreement plus the then outstanding Letter of Credit Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or non-cash losses or gains or non-cash losses from Dispositions, (b) non-cash restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits and (d) interest income.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in accordance with GAAP.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the applicable Loan Party, the Collateral Agent, and the applicable securities intermediary with respect to a securities account or a bank with respect to a deposit account.

“Current Value” has the meaning specified therefor in Section 7.01(o) hereof.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, any Revolving Loan Lender that, at such time (a) has failed to make a Revolving Loan required pursuant to the terms of this Agreement, (b) has failed to pay to any Agent or any other Lender an amount owed by such Lender pursuant to the terms hereof, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Deposit Account” means any deposit account (as such term is defined in the Uniform Commercial Code).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 180 days, that is the result of dividing the Dollar amount of (a) bad debt write-down, discounts, advertising allowances, credits (excluding corrections processed to correct billing errors), or other dilutive items with respect to the Bonded Accounts Receivable, as the case may be, during such period, by (b) the Borrower’s Collections with respect to Bonded Accounts Receivable on Completed Projects, Bonded Accounts Receivables on Uncompleted Projects, or Unbonded Accounts Receivable, as the case may be, during such period (excluding extraordinary items) plus the Dollar amount of clause (a) with respect to Bonded Accounts Receivable on Completed Projects, Bonded Accounts Receivable on Uncompleted Projects or Unbonded Accounts Receivable, as the case may be.

“Dilution Reserve” means, as of any date of determination and with respect to any of Bonded Accounts Receivable on Completed Projects, Bonded Accounts Receivables on Uncompleted Projects or Unbonded Accounts Receivable, an amount sufficient to reduce the advance rate against such Eligible Bonded Accounts Receivable on Completed Projects, Bonded Accounts Receivable on Uncompleted Projects or Eligible Unbonded Accounts Receivable, as the case may be, by one percentage point for each percentage point by which such applicable Dilution is in excess of 5%.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any (i) sales of Inventory in the ordinary course of business on ordinary business terms and (ii) sales of Equipment that is substantially damaged or obsolete in the ordinary course of business.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Early Termination Date” means the effective date, occurring on or prior to the one (1) year anniversary of the Effective Date, on which the Borrower terminates this Agreement, repays the Loans, Reimbursement Obligations and all other Obligations in full, returns and terminates all Letters of Credit and Letters of Credit Guarantees, and reduces the

Total Revolving Loan Commitment to zero in accordance with Section 2.05(a)(i). Written notice of termination, as aforesaid, by the Borrower shall be deemed to be notice by all of the Loan Parties for purposes hereof.

“Early Termination Fee” means a fee equal to 3% of the Total Commitment as of the Effective Date prior to the incurrence of any Term Loans.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived.

“Eligible Bonded Accounts Receivable on Completed Projects” means the Bonded Accounts Receivable on Completed Projects of the Borrower which are, and at all times continue to be, acceptable to the Collateral Agent in the exercise of its Permitted Discretion. In general, Eligible Bonded Accounts Receivable on Completed Projects shall not include the following:

(a) such Accounts Receivable that the Account Debtor has failed to pay within 180 days of original invoice date,

(b) such Accounts Receivable owed by an Account Debtor (or its Affiliates) where 50% or more of all Bonded Accounts Receivable on Completed Projects owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) such Accounts Receivable with respect to which the Account Debtor is an employee, Affiliate, or agent of the Borrower,

(d) such Accounts Receivable arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, cash on delivery, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) such Accounts Receivable that are not payable in Dollars,

(f) such Accounts Receivable with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) in the case of clauses (i) and (ii) above, such Accounts Receivable are supported by a letter of credit, credit insurance or similar credit support acceptable to the Collateral Agent and (y) in each case (1) the Account Receivable is supported by an irrevocable letter of credit satisfactory to the Collateral Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Lender and is directly drawable by Collateral Agent, or (2) the Account Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Collateral Agent,

(g) such Accounts Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States

(exclusive, however, of Accounts Receivable with respect to which the Borrower has complied, to the reasonable satisfaction of Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof (exclusive, however, of (y) Accounts Receivable owed by any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts Receivable owed by any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof that does have a statutory counterpart to the Assignment of Claims Act as to which the Borrower has complied to Lender’s satisfaction); provided however that any such Accounts Receivables shall not be deemed ineligible pursuant to this clause (g) to the extent that all such Accounts Receivable which would otherwise be deemed ineligible pursuant to this clause (g), together with such amounts that would be ineligible pursuant to clause (g) of the each the definitions Eligible Bonded Accounts Receivable on Uncompleted Projects and Eligible Unbonded Accounts Receivable do not exceed $3,800,000 in the aggregate, provided further, at any time that Availability is less than $3,000,000, any Account Receivable described in clause (i) or (ii) above shall be deemed ineligible unless and until the Borrower has complied, to the extent requested by and to the reasonable satisfaction of the Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727 or other applicable statute,

(h) such Accounts Receivable with respect to which the Account Debtor is a creditor of the Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account Receivable, to the extent of such claim, right of setoff, or dispute,

(i) such Accounts Receivable with respect to an Account Debtor whose total obligations owing to the Borrower exceed 15% (such percentage as applied to a particular Account Debtor being subject to reduction by Administrative Agent in its reasonable business judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Bonded Accounts Receivable on Completed Projects, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(j) such Accounts Receivable with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which the Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor or is subject to any threatened or pending action which might result in any material adverse change in such Account Debtor’s financial condition,

(k) such Accounts Receivable, the collection of which, the Collateral Agent, in its reasonable business judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) such Accounts Receivable (and, if applicable, any goods giving rise thereto) that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent and subject to no other Liens, other than those Liens arising under the Second Lien Loan Documents,

(m) such Accounts Receivable which do not comply with the terms and conditions contained in Section 8.06 of this Agreement or the representatives and warranties in Section 8.03,

(n) such Accounts Receivable where there are facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts Receivable or reduce the amount payable or delay payment thereunder,

(o) such Accounts Receivable are evidenced by or arising under any instrument or chattel paper unless the Collateral Agent has a first priority, valid and perfected security interest in such instrument or chattel paper,

(p) such Accounts Receivable with respect to which the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account Receivable, unless the Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost,

(q) such Account Receivable which are owed by Account Debtors whose total indebtedness to the Borrower exceeds the credit limit with respect to such Account Debtors as reasonably determined by the Borrower from time to time, provided that if such limits are increased in excess of the credit limits in effect on the Closing Date, then such limits must also be acceptable to Administrative Agent in its Permitted Discretion (provided that in any event, the portion of the Account Receivable not in excess of such credit limit shall be deemed eligible),

(r) Unbonded Accounts Receivable or Bonded Accounts Receivable on Uncompleted Projects,

(s) any such Accounts Receivable to the extent representing “Costs and Estimated Earnings in Excess of Billings on Contracts”, and

(t) such Accounts Receivable resulting from insurance claims filed by the Borrower.

The criteria for Eligible Bonded Accounts Receivable for Completed Projects set forth above may be changed and any new criteria for Eligible Bonded Accounts Receivable for Completed Projects may be established by the Administrative Agent in its Permitted Discretion. Any Accounts Receivable which are not Eligible Bonded Accounts Receivable for Completed Projects shall nevertheless be part of the Collateral.

“Eligible Bonded Accounts Receivable on Uncompleted Projects” means the Bonded Accounts Receivable on Uncompleted Projects of the Borrower which are, and at all times continue to be, acceptable to the Collateral Agent in the exercise of its Permitted Discretion. In general, Eligible Bonded Accounts Receivable on Uncompleted Projects shall not include the following:

(a) such Accounts Receivable that the Account Debtor has failed to pay within 120 days of original invoice date,

(b) such Accounts Receivable owed by an Account Debtor (or its Affiliates) where 50% or more of all Bonded Accounts Receivable on Uncompleted Projects owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) such Accounts Receivable with respect to which the Account Debtor is an employee, Affiliate, or agent of the Borrower,

(d) such Accounts Receivable arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, cash on delivery, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) such Accounts Receivable that are not payable in Dollars,

(f) such Accounts Receivable with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) in the case of clauses (i) and (ii) above, such Accounts Receivable are supported by a letter of credit, credit insurance or similar credit support acceptable to the Collateral Agent and (y) in each case (1) the Account Receivable is supported by an irrevocable letter of credit satisfactory to the Collateral Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Lender and is directly drawable by Collateral Agent, or (2) the Account Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Collateral Agent,

(g) such Accounts Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts Receivable with respect to which the Borrower has complied, to the reasonable satisfaction of Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof (exclusive, however, of (y) Accounts Receivable owed by any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts Receivable owed by any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof that does have a statutory counterpart to the Assignment of Claims Act as to which the Borrower has complied to Lender’s satisfaction); provided however that any such Accounts Receivables shall not be deemed ineligible pursuant to this clause (g) to the extent that all such Accounts Receivable which would otherwise be deemed ineligible pursuant to this clause (g), together with such amounts that would be ineligible pursuant to clause (g) of the each the definitions Eligible Bonded Accounts Receivable on Completed Projects and Eligible Unbonded Accounts

Receivable do not exceed $3,800,000 in the aggregate, provided further, at any time that Availability is less than $3,000,000, any Account Receivable described in clause (i) or (ii) above shall be deemed ineligible unless and until the Borrower has complied, to the extent requested by and to the reasonable satisfaction of the Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727 or other applicable statute,

(h) such Accounts Receivable with respect to which the Account Debtor is a creditor of the Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account Receivable, to the extent of such claim, right of setoff, or dispute,

(i) such Accounts Receivable with respect to an Account Debtor whose total obligations owing to the Borrower exceed 15% (such percentage as applied to a particular Account Debtor being subject to reduction by Administrative Agent in its reasonable business judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Bonded Accounts Receivable for Uncompleted Projects, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(j) such Accounts Receivable with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which the Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor or is subject to any threatened or pending action which might result in any material adverse change in such Account Debtor’s financial condition,

(k) such Accounts Receivable, the collection of which, the Collateral Agent, in its reasonable business judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) such Accounts Receivable (and, if applicable, any goods giving rise thereto) that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent and subject to no other Liens other than those Liens arising under the Second Lien Loan Documents,

(m) such Accounts Receivable which do not comply with the terms and conditions contained in Section 8.06 of this Agreement, or the representations and warranties in Section 8.03,

(n) such Accounts Receivable where there are facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts Receivable or reduce the amount payable or delay payment thereunder,

(o) such Accounts Receivable are evidenced by or arising under any instrument or chattel paper unless the Collateral Agent has a first priority, valid and perfected security interest in such instrument or chattel paper,

(p) such Accounts Receivable with respect to which the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such

Account Receivable, unless the Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost,

(q) such Account Receivable which are owed by Account Debtors whose total indebtedness to the Borrower exceeds the credit limit with respect to such Account Debtors as reasonably determined by the Borrower from time to time, provided that if such limits are increased in excess of the credit limits in effect on the Closing Date, then such limits must also be acceptable to Administrative Agent in its Permitted Discretion (provided that in any event, the portion of the Account Receivable not in excess of such credit limit shall be deemed eligible),

(r) Unbonded Accounts Receivable or Bonded Accounts Receivable on Completed Projects,

(s) any such Accounts Receivable to the extent representing “Costs and Estimated Earnings in Excess of Billings on Contracts”, and

(t) such Accounts Receivable resulting from insurance claims filed by the Borrower.

The criteria for Eligible Bonded Accounts Receivable for Uncompleted Projects set forth above may be changed and any new criteria for Eligible Bonded Accounts Receivable for Uncompleted Projects may be established by the Administrative Agent in its Permitted Discretion. Any Accounts Receivable which are not Eligible Bonded Accounts Receivable for Uncompleted Projects shall nevertheless be part of the Collateral.

“Eligible Inventory” means all finished goods and raw materials Inventory of the Borrower that meets all of the following specifications: (i) such Inventory is lawfully owned by the Borrower free and clear of any existing Lien other than in favor of the Administrative Agent or Liens arising under the Second Lien Loan Documents and otherwise continues to be in full conformity with all representations and warranties and covenants made by the Borrower to the Lenders with respect thereto in the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold; (iii) the Borrower has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of the Borrower and does not represent damaged, obsolete or unsalable goods; (v) no Accounts Receivable or document of title has been created or issued with respect to such Inventory; (vi) such Inventory is located in one of the locations in the continental United States listed on Schedule 6.01(ee) or such other locations in the continental United States as the Administrative Agent may approve in writing from time to time; and, in addition, as to locations owned and operated by a third person, the Collateral Agent shall have received, if required by the Administrative Agent: (A) UCC-1 financing statements between the owner and operator, as consignee or bailee and the Borrower, as consignor or bailor, in form and substance satisfactory to the Administrative Agent, which are duly assigned to the Collateral Agent for the benefit of the Agents and the Lenders and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of the Collateral Agent; (vii) if such Inventory consists of finished goods Inventory sold under a licensed trademark or other licensed intellectual property which license agreement prohibits the sale of such Inventory by any Person other than the Borrower or one of its Subsidiaries or if such Inventory contains or uses a medium subject to a copyright (A) the Collateral Agent shall have entered into a waiver letter, in form and substance reasonably satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or other licensed intellectual property or copyright to sell or otherwise dispose of such Inventory or (B) the Collateral Agent shall otherwise be satisfied, in its reasonable discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; (viii) such Inventory does not consist of goods returned or rejected by the Borrower’s customers (other than goods that are undamaged and resalable in the normal course of business); (ix) such Inventory is not in-transit (except between locations specified on Schedule 6.01(ee)); (x) such Inventory does not consist of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment; (xi) such Inventory is subject to the first priority, valid and perfected security interest of the Collateral Agent for the benefit of the Agents and the Lenders; (xii) if such Inventory consists of raw materials, then such raw materials must have been purchased for use in the construction of the Borrower’s modular building projects, and any such raw materials Inventory is not incorporated into finished projects allocated to, or set aside for in progress projects, and (xiii) such Inventory is and at all times shall continue to be acceptable to the Collateral Agent in its Permitted Discretion. The criteria for Eligible Inventory set forth above may be changed and any new criteria for Eligible Inventory may be established by the Administrative Agent in its Permitted Discretion. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Unbonded Accounts Receivable” means the Unbonded Accounts Receivable of the Borrower which are, and at all times continue to be, acceptable to the Collateral Agent in the exercise of its Permitted Discretion. In general, Eligible Unbonded Accounts Receivable shall not include the following:

(a) Such Accounts Receivable that the Account Debtor has failed to pay within 90 days of original invoice date,

(b) Such Accounts Receivable owed by an Account Debtor (or its Affiliates) where 50% or more of all Unbonded Accounts Receivable owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Such Accounts Receivable with respect to which the Account Debtor is an employee, Affiliate, or agent of the Borrower,

(d) Such Accounts Receivable arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, cash on delivery, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Such Accounts Receivable that are not payable in Dollars,

(f) Such Accounts Receivable with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) in the case of clauses (i) and (ii) above, such Accounts Receivable are supported by a letter of credit, credit insurance or similar credit support acceptable to the Collateral Agent and (y) in each case (1) the Account Receivable is supported by an irrevocable letter of credit satisfactory to the Collateral Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Lender and is directly drawable by Collateral Agent, or (2) the Account Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Collateral Agent,

(g) Such Accounts Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts Receivable with respect to which the Borrower has complied, to the reasonable satisfaction of Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof of the United States (exclusive, however, of (y) Accounts Receivable owed by any state, municipality or other political subdivision of the United States or any department, agency, public corporation or other instrumentality thereof that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts Receivable owed by any state, municipality or other political seditions of the United States or any department, agency, public corporation or other instrumentality thereof that does have a statutory counterpart to the Assignment of Claims Act as to which the Borrower has complied to Lender’s satisfaction); provided however that any such Accounts Receivables shall not be deemed ineligible pursuant to this clause (g) to the extent that all such Accounts Receivable which would otherwise be deemed ineligible pursuant to this clause (g), together with such amounts that would be ineligible pursuant to clause (g) of the each the definitions Eligible Bonded Accounts Receivable on Uncompleted Projects and Eligible Bonded Accounts Receivable on Completed Projects do not exceed $3,800,000 in the aggregate, provided further, at any time that Availability is less than $3,000,000, any Account Receivable described in clause (i) or (ii) above shall be deemed ineligible unless and until the Borrower has complied, to the extent requested by and to the reasonable satisfaction of the Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727 or other applicable statute,

(h) Such Accounts Receivable with respect to which the Account Debtor is a creditor of the Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account Receivable, to the extent of such claim, right of setoff, or dispute,

(i) Such Accounts Receivable with respect to an Account Debtor whose total obligations owing to the Borrower exceed 15% (such percentage as applied to a particular Account Debtor being subject to reduction by Administrative Agent in its reasonable business judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Unbonded Accounts Receivable, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(j) Such Accounts Receivable with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which the Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor or is subject to any threatened or pending action which might result in any material adverse change in such Account Debtor’s financial condition,

(k) Such Accounts Receivable, the collection of which, the Collateral Agent, in its reasonable business judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Such Accounts Receivable (and, if applicable, any goods giving rise thereto) that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent and subject to no other Liens other than those Liens arising under the Second Lien Loan Documents,

(m) such Accounts Receivable which do not comply with the terms and conditions contained in Section 8.06 of this Agreement or the representatives and warranties in Section 8.03,

(n) such Accounts Receivable where there are facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts Receivable or reduce the amount payable or delay payment thereunder,

(o) such Accounts Receivable are evidenced by or arising under any instrument or chattel paper unless the Collateral Agent has a first priority, valid and perfected security interest in such instrument or chattel paper,

(p) such Accounts Receivable with respect to which the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account Receivable, unless the Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost,

(q) such Account Receivable which are owed by Account Debtors whose total indebtedness to the Borrower exceeds the credit limit with respect to such Account Debtors as reasonably determined by the Borrower from time to time, provided that if such limits are increased in excess of the credit limits in effect on the Closing Date, then such limits must also be acceptable to Administrative Agent in its Permitted Discretion (provided that in any event, the portion of the Account Receivable not in excess of such credit limit shall be deemed eligible),

(r) Bonded Accounts Receivable,

(s) any such Accounts Receivable to the extent representing “Costs and Estimated Earnings in Excess of Billings on Contracts”, and

(t) such Accounts Receivable resulting from insurance claims filed by the Borrower.

The criteria for Eligible Unbonded Accounts Receivable set forth above may be changed and any new criteria for Eligible Unbonded Accounts Receivable may be established by the Administrative Agent in its Permitted Discretion. Any Accounts Receivable which are not Eligible Unbonded Accounts Receivable shall nevertheless be part of the Collateral.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of or liabilities or obligations arising under Environmental Laws, including without limitation any relating to Releases of Hazardous Materials (i) at or from any assets, properties or businesses at any time owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) at or from adjoining properties or businesses; or (iii) at or onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Indemnity Agreement” means an Environmental Indemnity Agreement, in form and substance satisfactory to the Agent, made by a Loan Party and/or one of its Subsidiaries in favor of the Agent.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, common law, permit, license or other binding determination of any Governmental Authority relating to pollution or protection of the environment or worker safety and health, including without limitation any relating to the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities (contingent or otherwise), monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest arising under Environmental laws or incurred as a result of any claim or demand by any Governmental Authority or any other Person which relate to any environmental condition or a Release of Hazardous Materials from or onto

(i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to Sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (iii) the sum of (A) all scheduled cash principal payments and voluntary prepayments on the Term Loan made during such period, and all scheduled cash principal payments on other term Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are not prohibited to be made, under this Agreement, (C) the cash portion of unfinanced Capital Expenditures (except to the extent financed with cash proceeds from indebtedness, equity, insurance proceeds or Disposition proceeds) made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (D) Consolidated Net Interest Expense paid in cash during such period, and (E) income taxes paid in cash by such Person and its Subsidiaries for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Existing Credit Facility” means the Credit Agreement dated as of December 26, 2001 by and among the Parent, certain of the Parent’s Subsidiaries, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, modified and supplemented prior to the Effective Date.

“Existing Lender[s]” means the lender[s] party to the Existing Credit Facility.

“Existing Letters of Credit” means letters of credit issued under the Existing Credit Facility by the Existing Lender.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(iv) or (v) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (other than

Replacement Proceeds), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means each parcel of real property owned or leased by a Loan Party from time to time, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrower.

“Final Maturity Date” means February 25, 2008, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited balance sheet of the Parent for the Fiscal Year ended December 31, 2003, and the related statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited balance sheet of the Parent for the 11 months ended November 30, 2004 and the related statement of operations, shareholder’s equity and cash flows for the 11 months then ended.

“First Redemption Date” means June 30, 2006.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that would, if applicable, affect in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Person which guarantees all or any part of the Obligations.

“Guaranty” means each guaranty substantially in the form of Exhibit A, made by any Guarantor in favor of the Collateral Agent for the benefit of the Lenders.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to any Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 31, 2004, and entered into by and among the Parent, the Existing Lender and the Second Lien Collateral Agent, as further amended, modified, supplemented and restated from time to time.

“Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Interest Payment Date” has the meaning set forth in Section 2.04(d).

“Interest Period” means, (x) in the case of the initial Interest Period, the period commencing on the Effective Date and ending on the first Interest Payment Date to occur thereafter, and (y) in the case of each subsequent Interest Period, the period commencing on a Interest Payment Date and ending on the immediately succeeding Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Inventory Sublimit” means (i) $6,000,000 from the Effective Date to the day preceding the first anniversary of the Effective Date, (ii) $5,000,000 from the first anniversary of the Effective Date to the day preceding the second anniversary of the Effective Date, and (iii) $4,000,000 from the second anniversary of the Effective Date and thereafter.

“Landlord Waiver” means a letter substantially in the form of Exhibit G and in any event in form and substance reasonably acceptable to the Collateral Agent and executed by a landlord or mortgagee in respect of Inventory or other Collateral of the Loan Parties located at any leased premises of the Loan Parties pursuant to which such landlord or mortgagee, as the case may be, among other things, waives any Lien such landlord or mortgagee may have in respect of such Inventory or other Collateral.

“L/C Issuer” means such bank as the Administrative Agent may select in its sole and absolute discretion.

“L/C Sublimit” means that portion of the Total Revolving Loan Commitment equal to $10,000,000.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Application” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Collateral Account” has the meaning specified therefor in Section 3.01(b).

“Letter of Credit Fee” has the meaning specified therefor in Section 3.03(b).

“Letter of Credit Guaranty” means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing the Borrower’s obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, PLUS (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

“Liabilities” has the meaning specified therefor in Section 2.11.

“LIBOR” means, with respect to the Interest Period for the Term Loan at the LIBOR Rate, the rate per annum determined by the Administrative Agent in accordance with customary procedures and utilizing such electronic or other quotation sources as it consider appropriate (rounded upwards to the next 1/16th of one percent), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York City time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term comparable to the Interest Period, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate” means, for each Interest Period for the Term Loan, the greater of (x) 2.25% per annum and (y) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/16%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge, subrogation right or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means any Term Loan or Revolving Loan made by any Lender to the Borrower pursuant hereto.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at its offices and, with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Environmental Indemnity Agreement, any UCC Filing Authorization Letter, Concentration Account Agreement, Intercreditor Agreement, any Control Agreement, any Letter of Credit Application, any other Security Document and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and/or any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) the Second Lien Loan Documents (ii) each document listed on Schedule 6.01(x), (iii) each contract or agreement, or contracts or series of contracts, to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $50,000 or more (other than purchase orders and other purchase contracts each in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (iv) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust (including, without limitation, a leasehold deed of trust), deed to secure debt or collateral assignment of lease, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Sections 5.01(d), 7.01(b), 7.01(o) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Amount” means, with respect to any Eligible Unbonded Account Receivable, Eligible Bonded Account Receivable on Completed Projects and Eligible Bonded

Account Receivable on Uncompleted Contracts the aggregate gross unpaid invoice amount of such applicable eligible Account Receivable less, without duplication, (a) sales, excise or similar taxes included in the amount thereof, (b) returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature, accrual rebates, offsets, deductions, counterclaims, disputes and other defense of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto and (c) the applicable “Allowance for Contract Adjustment” as reasonably determined by the Borrower in accordance with GAAP.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (C) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (B) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Note Transaction” shall mean the transactions contemplated and consummated pursuant to the Second Lien Loan Documents.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, default interest, Early Termination Fee, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Loan Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Ordinary Course Proceeds” means, collectively, (a) Collections in respect of Accounts Receivable and the sale, lease or disposition of Inventory and Revolving Credit Intangibles, whether in the ordinary course of business, through liquidation or otherwise, (b) proceeds of Accounts Receivable and Inventory and Revolving Credit Intangibles, and (c) the proceeds of any of the foregoing.

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 11.07(g).

“Payment Office” means the Administrative Agent’s office located at 1251 Avenue of the Americas, 16th Floor, New York, NY 10029, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Discretion” mean a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) The Subordinated Convertible Notes in an aggregate principal amount not to exceed $25,000,000, as reduced by principal repayments thereon.

“Permitted Investments” means Cash Equivalents, so long as the Collateral Agent, on behalf of the Agents and Lenders, shall have a first priority perfected security interest therein.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes that either (i) are not yet due or delinquent or (ii) are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and the Collateral Agent is satisfied that while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Collateral Agent’s Liens;

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not yet due or delinquent or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and the Collateral Agent is satisfied that while such protest is pending, there will be no impairment of the enforceability, validity or priority, if any, of the Collateral Agent’s Lien; and

(d) Second priority Liens securing the Subordinated Convertible Notes to the extent such liens are subject to the terms of the Intercreditor Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Pledge Agreement” means a Pledge Agreement made by a Subsidiary of the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit C, securing and Obligations and delivered to the Collateral Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 3%.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans, to participate in Letters of Credit, to reimburse the L/C Issuer with respect to Letters of Credit, (including, without limitation, the indemnification obligations arising under Section 10.05), and to receive payments of interest, fees, and principal with respect to any of the foregoing, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Loan Commitment, provided, that, if the Total Revolving Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its ratable interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b) with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of Term Loan and the denominator shall be the aggregate unpaid principal amount of Term Loan,

(c) with respect to Collateral Agent Advances or Collateral Agent Term Advances and the Collateral Agent’s right to receive payment of interest, fees and principal with respect thereto, 100%,

(d) with respect to all matters as to a particular Lender other than those described in clauses (a), (b) or (c) of this definition (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans and Collateral Agent Term Advances, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of all of the Term Loans and Collateral Agent Term Advances, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and its ratable portion of the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including the Collateral Agent Advances) and Letter of Credit Obligations.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash Equivalents of the Borrower that is in a Deposit Account or securities account, or combination thereof, and which is subject to a Control Agreement and is maintained by a bank or securities intermediary located within the United States.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Receivables” means all of the following now owned or hereafter arising or acquired property of any Loan Party: (a) all Accounts Receivable; (b) all amounts at any time payable to such Loan Party in respect of the sale or other disposition by such Loan Party of any Account Receivable or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account Receivable; (d) all payment intangibles of such Loan Party and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Loan Party) or otherwise associated with any Accounts Receivable, Inventory or general intangibles of such Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Loan party from any Plan or other employee benefit plan, rights and claims against carriers, materialmen, sureties and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Loan Party is beneficiary); (e) letters of credit, indemnities, subrogation rights, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to any Loan Party in connection with any Account Receivable; or (f) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Lender to the Borrower from time to time.

“Reference Rate” means the greater of (x) 5.0% per annum and (y) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified therefor in Section 11.07(d).

“Registered Loan” has the meaning specified therefor in Section 11.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of the Borrower to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.04.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions pursuant to CERCLA or any other Environmental Law.

“Replacement Proceeds” means cash proceeds of insurance in an amount less than $100,000 in the aggregate received by the Borrower in respect of any casualty loss which are used by the Borrower to fund the cost of repair, replacement or restoration of the assets subject to the loss within 120 days of receipt of such proceeds.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Share aggregate at least a majority as determined pursuant to clause (d) of the definition of Pro Rata Share.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves” means as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in accordance with the terms of this Agreement reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to the Borrower under the lending formula(s) provided for herein.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Credit Intangibles” means all of the following assets of each Loan Party, whether now owned or hereafter acquired: (a) contract rights, choses in action or causes of actions or claims arising out of Receivables or with respect to Inventory; (b) guaranty or warranty claims with respect to Receivables or Inventory; (c) all letters of credit, banker’s acceptances and similar instruments of each Loan Party supporting or received in consideration for any Inventory or Receivables of a Loan Party, and including all letter-of-credit rights with respect to Inventory and Receivables of a Loan Party; (d) all supporting obligations with respect to such Loan Party and all present and future liens, security interests, rights, remedies, title and interest supporting or received or receivable in respect of Inventory and Receivables of a Loan Party, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts Receivable, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors, in each case for purposes of clauses (i) through (iv), to the extent supporting or securing, or arising from, Receivables or Inventory of such Loan Party, and (e) monies, credit balances, deposits and other property of each Loan Party constituting proceeds of Receivables, Inventory or any of the foregoing now or hereafter held or received by or in transit to an Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of each Loan Party. It is understood and agreed that Revolving Credit Intangibles shall not include copyrights, patents, trademarks or other Intellectual Property, and payments made to the Collateral Agent and the Term Loan Lenders with proceeds of Revolving Loans shall not be construed to constitute proceeds of Revolving Credit Intangibles.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Loan Commitment” means with respect to each Lender, the commitment of such Lender to make a Revolving Loan to the Borrower in the amount set forth on Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Lien Credit Agreement” means that Securities Purchase Agreement dated December 26, 2004 providing for the issuance of convertible senior subordinated notes (as amended, restated, supplemented, modified, extended, renewed, replaced or refinanced from time to time) in accordance with the terms hereof and thereof.

“Second Lien Loan Documents” means the Second Lien Credit Agreement, the Subordinated Convertible Notes and the Transaction Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing or relating to any other Second Lien Obligations, and any other agreement, writing, document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means all obligations, whether outstanding or contingent, evidenced by or arising under: (i) the Second Lien Credit Agreement and/or (ii) any of the other Second Lien Loan Documents. “Second Lien Obligations” shall include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Credit Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding; and (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses)

incurred by the Second Lien Collateral Agent (as defined in the Intercreditor Agreement) or the other Second Lien Claimholders (as defined in the Intercreditor Agreement) after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding.

“Second Redemption Date” means June 30, 2007.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.11.

“Securitization Parties” has the meaning specified therefor in Section 2.11.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

“Security Documents” means the Security Agreement, Pledge Agreement, Mortgage, Control Agreements and any other agreement pursuant to which a Loan Party has granted a Lien to secure any or all of the Obligations.

“Senior Secured Leverage Ratio” means, at any time, the ratio of Consolidated Funded Senior Indebtedness (less cash on Borrower’s balance sheet provided that such cash is Qualified Cash) at such time to the Consolidated EBITDA of the Parent and its Subsidiaries.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Convertible Notes” means the Notes issued pursuant to the Second Lien Loan Documents in the original aggregate principal amount of $25,000,000, as amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the terms hereof and thereof.

“Subordinated Convertible Notes Holders” means the holders of the Subordinated Convertible Notes.

“Subordinated Convertible Notes L/Cs” means the letter of credit, cash collateralized by $10,000,000 of Subordinated Convertible Notes proceeds.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Term Loan” means, collectively, the loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan Borrowing Base Deficiency” means, at any time, the aggregate outstanding principal amount of the Term Loan exceeds an amount equal to (x) the Core Borrowing Base (as defined in the definition of Borrowing Base) on any such day, less (y) the aggregate outstanding principal amount of all Revolving Loans plus all Letter of Credit Obligations at such time.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements required by Agents, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Loan Commitment and the Total Term Loan Commitment.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Total Revolving Loan Commitment” means the sum of the amounts of the Lenders Revolving Loan Commitments.

“Transaction Documents” means, collectively, the Loan Documents and the Second Lien Loan Documents.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement, each Mortgage or other applicable Loan Document.

“Unfunded Current Liability” means, with respect to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets (including any amounts contributed to such Plan after the close of such plan year which have been credited prior to the date of determination to its funding standard account (within the meaning of Section 412(b) of the Code) as of the end of such plan year) allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefore in Section 2.07.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Lender include good faith estimates by such Lender (in the case of quantitative determinations) and good faith beliefs by such Lender (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth,

(i) each Revolving Loan Lender severally (but not jointly or jointly and severally) agrees to make Revolving Loans to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof or termination thereof pursuant to Section 9.01, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (1) the amount of such Lender’s Revolving Credit Commitment and (2) its Pro Rata Share of an amount equal to the difference of (x) the then current Borrowing Base and (y) the sum of (I) the aggregate Letter of Credit Obligations and (II) the aggregate amount of Reserves as the Administrative Agent shall establish from time to time, except for Collateral Agent Advances;

(ii) each Term Loan Lender agrees to make its portion of the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.

(b) Notwithstanding the foregoing,

(i) the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the difference between (x) the Total Revolving Loan Commitment and (y) the sum of (I) the aggregate Letter of Credit Obligations plus (II) the aggregate amount of Reserves as the Administrative Agent shall establish from time to time and (B) the difference between (x) the then current Borrowing Base and (y) the aggregate Letter of Credit Obligations plus (II) the aggregate amount of Reserves as the Administrative Agent shall establish from time to time. The Revolving Loan Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

(c) Anything to the contrary in this Section 2.01 notwithstanding, the Administrative Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against availability, the Borrowing Base, any component thereof or eligibility, including, without limitation, Reserves (i) with respect to (A) sums that any Loan Party is required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, such as Liens or trusts in favor of landlords, warehousemen, bailees, carriers, mechanics, materialmen, processors, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, customs, or other taxes, fees or governmental charges in and to such item of the Collateral, (ii) with respect to terminations of Material Contracts or changes in revenue recognition, (iii) to reflect acts, conditions, contingencies or risks which adversely affect or have a reasonable likelihood of adversely affecting, any of the Collateral or its value, including without limitation, reserves for inventory shrinkage and (iv) with respect to such other matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate.

Section 2.02 Making the Loans.

(a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit D hereto (a “Notice of Borrowing”)), not later than 11:00 a.m. (California time) 3 Business Days before the borrowing date of the proposed Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) the use of the proceeds of such proposed Loan, and (iv) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loans, must be the Effective Date. The Administrative Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan (other than the initial Revolving Loan on the Effective Date) shall be made in a minimum amount of $300,000 and shall be in an integral multiple of $100,000 in excess thereof. No more than one Notice of Borrowing may be given within any five consecutive Business Day period.

(c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lender simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Loan Commitment and the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01; provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the

Required Lenders on a Business Day prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 4.03 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 4.03 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account, no later than 2:00 p.m. (New York City time) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Collection of Accounts; Repayment of the Loans; Evidence of Debt. (a) The outstanding principal of all Loans shall be due and payable in full on the Final Maturity Date.

(b) The Loan Parties shall establish and maintain, at its expense, Cash Management Accounts pursuant to Section 8.01 into which the Loan Parties shall promptly deposit and direct its Account Debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.

(c) The Borrower and each Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Administrative Agent, receive, as the property of Administrative Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or Inventory which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Cash Management Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. In no event shall the same be commingled with the Borrower’s or any Guarantor’s own funds. The Borrower agrees to reimburse Administrative Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Cash Management Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Cash Management Accounts arising out of Administrative Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of the Borrower to reimburse Administrative Agent for such amounts pursuant to this Section 2.03 shall survive the termination of this Agreement.

(d) All Obligations shall be payable to the Administrative Agent’s Payment Office or such other place as Administrative Agent may designate from time to time.

(e) The outstanding principal of the Term Loan shall be repayable (x) in consecutive quarterly installments, on the first Business Day of each January, April, July and October of each year commencing on July 1, 2005 and continuing thereafter until the Final Maturity Date, consisting of twelve (12) installments, each in an amount equal to $1,000,000 and (y) in one final installment on the Final Maturity Date and shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loans.

(f) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(g) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(h) The entries made in the accounts maintained pursuant to paragraph (g) or (h) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(i) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until such principal amount is paid in full, at a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Margin.

(b) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until such principal amount is paid in full, at a rate per annum equal to the Reference Rate plus the Applicable Reference Margin.

(c) Default Interest. To the extent permitted by law and at the election of the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Loans, the Letter of Credit Obligations, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, including the Letter of Credit Obligations, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month (each an “Interest Payment Date”), commencing with the first day of the month following the month in which such Loan is made, on the date of prepayment (on the amount prepaid) and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f) Special Provisions Applicable to LIBOR Rate.

(A) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment.

(B) If for any reason LIBOR is no longer available or ascertainable, or the LIBOR Rate no longer fairly reflects the cost to a Lender of making or maintaining Loans at the LIBOR Rate or Dollar deposits in the principal amounts of the Loans at the LIBOR Rate are not generally available in the London interbank market, or in the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans by reference to LIBOR or to continue such funding or maintaining, such Lender shall give notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and in the case of any such Loans of such Lender or Lenders, LIBOR shall then be determined by the Administrative Agent based on comparable replacement sources as it considers appropriate to as nearly approximate LIBOR.

(C) Each of the Loan Parties agrees to indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any loss or expense which Administrative Agent or such Lender may sustain or incur as a consequence of (i) default by the Borrower in making any prepayment of a Loan bearing interest at the LIBOR Rate after the Borrower has given a notice thereof in accordance with the provisions of this Agreement and/or

(ii) the making of a prepayment of any Loans bearing interest at the LIBOR Rate on a day which is not the last day of an interest period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable interest period, in each case at the applicable rate of interest for such Loans bearing interest at the LIBOR Rate provided for herein over (B) the amount of interest (as determined by Administrative Agent or such Lender) which would have accrued to Administrative Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) (i) Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(ii) Revolving Credit Commitments. The Total Revolving Loan Commitment shall terminate on the Final Maturity Date. After the first anniversary of the Effective Date, the Borrower may, without premium or penalty, reduce the Total Revolving Loan Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding (after giving effect to any concurrent payment), (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Loan Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than five (5) Business Days’ prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Loan Commitment may not be increased. Each such reduction of the Total Revolving Loan Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof. Prior to the first anniversary of the Effective Date, the Total Revolving Loan Commitment may only be (i) partially reduced on five (5) Business Days prior written notice to the Administrative Agent and (ii) reduced in its entirety together with the payment of the Early Termination Fee, all Letter of Credit Obligations and all outstanding Term Loans and Revolving Loans and other Obligations and the termination and return of all Letters of Credit and Letter of Credit Guarantees.

(b) Optional Prepayment.

(i) Term Loan. After the first anniversary of the Effective Date, the Borrower may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay without penalty or premium the principal of the Term

Loan, in whole or in part. Prior to the first anniversary of the Effective Date, the Borrower may, upon at least 5 Business Days prior written notice to the Administrative Agent, prepay the principal of the Term Loans in whole, together with the payment of the Early Termination Fee and all outstanding Revolving Loans and Letter of Credit Obligations and other Obligations, reduction of the Total Revolving Loan Commitment to zero and the termination of all Letters of Credit and Letter of Credit Guarantees. Each prepayment made pursuant to this clause (b)(i) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(ii) Revolving Loans. The Borrower may, at any time and from time to time, prepay without penalty or premium the principal of any Revolving Loan, in whole or in part, except for payment of the Early Termination Fee (to the extent required above). The prepayment of any Revolving Loans pursuant to this subsection shall not result in a corresponding permanent reduction of the Revolving Credit Commitment.

(c) Mandatory Prepayment.

(i) (x) The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus all Letter of Credit Obligations exceeds the amount permitted to be outstanding pursuant to Section 2.01(b)(i) to the full extent of any such excess. On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans or Letter of Credit Obligations outstanding on such day.

(y) The Borrower will immediately prepay the Loans at any time when a Term Loan Borrowing Base Deficiency exists in the full amount necessary to eliminate such Term Loan Borrowing Base Deficiency. Each prepayment pursuant to this subsection (c)(i)(y) shall be applied first, to prepay Revolving Loans until such Term Loan Borrowing Base Deficiency no longer exists (after giving effect to the application of such prepayment); and second, to prepay the Term Loan which shall be applied against remaining installments of principal installments of the Term Loans in inverse order of maturity until prepaid in full.

(z) If at any time after the Borrower has complied with Section 2.05(c)(i)(x) and (y) and the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 110% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided further that no Event of Default shall have occurred and be continuing, returned to the Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

(ii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the outstanding Obligations in accordance with Section 4.04.

(iii) Within ten (10) days of delivery to the Administrative Agent and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Administrative Agent and the Lenders of the financial statements for the Fiscal Year ended December 31, 2005 or, if such financial statements are not delivered to the Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (or in the case of the Fiscal Year ending December 31, 2005, from March 1, 2005 through December 31, 2005).

(iv) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(i)(B) or (C), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Agent as a prepayment of the Term Loan) shall exceed for all such Dispositions $75,000 in any month; provided that any proceeds not reinvested within 4 months of the date of the Disposition giving rise to such proceeds must be immediately paid to the outstanding principal amount of the Term Loan. Nothing contained in this subsection (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(i).

(v) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than the exercise of employee or former employee options in an amount not to exceed $1,000,000 in the aggregate per fiscal year or any amounts received in connection with options exercised prior to the Closing Date), the Borrower shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vi) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting and other amounts paid in connection with such Extraordinary Receipts.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(iii), (c)(iv), (c)(v) and (c)(vi) above shall be applied, first, against remaining installments of principal installments of the Term Loan in inverse order of maturity, until such Term Loan shall have been prepaid in full; second, to prepay the Revolving Loans in full; third, to cash collateralize the Letters of Credit in an amount equal to 110% of the then extant Letter of Credit Obligations, until paid in full.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i) or (c)(ii) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the Term Loan to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Closing Fee. On or prior to the Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a non-refundable closing fee (the “Closing Fee”) equal to 2.0% of the Total Commitments, which shall be deemed fully earned on the Effective Date.

Section 2.07 Unused Line Fee. From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with a written agreement among such Revolving Loan Lenders, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount (on a monthly basis) of all Revolving Loans outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing March 2005.

Section 2.08 Letter of Credit Fee. The Borrower shall pay to the Administrative Agent the letter of credit fees in accordance with Section 3.03 hereof.

Section 2.09 Early Termination Fee. On the Early Termination Date, the Borrower shall pay or cause to be paid to the Administrative Agent the Early Termination Fee, which fee shall be non-refundable. Each Loan Party acknowledges and agrees that the Early Termination Fee is agreed to by each Loan Party in consideration of, among other things, the agreement of the Lenders to permit the Borrower to reduce the Total Revolving Loan Commitment and repay the Term Loan prior to the Final Maturity Date.

Section 2.10 Taxes. (a) Any and all payments by any Loan Party hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agents or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09 the Agents or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”). Each Loan Party shall deliver to the Agents and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.10) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”), agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.07 hereof after the Effective Date, promptly prior to the date upon which such Lender becomes a party hereto) deliver to the Administrative Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 11.07(b) for recordation pursuant to Section 11.07(e), to the assigning Lender only) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8IMY or any subsequent versions thereof, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder and shall provide the Administrative Agent with updated versions of or replacements for such forms at any point such forms become inaccurate or superceded (and shall provide the same to Borrower, upon Borrower’s reasonable request). In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender (and each assignee so represents as of the date it becomes Lender) hereby represents to the Agent and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the

Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), and such Non-U.S. Lender agrees that it shall promptly notify the Administrative Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Agent or the assigning Lender, as applicable. Notwithstanding any other provision of this Section 2.10, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.10(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) Any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.10 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender (or Transferee) to disclose any information such Lender (or Transferee) deems confidential and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may seek to sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with such Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by any of the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.12 Overadvances. The Administrative Agent is hereby authorized by the Borrower and the Lenders from time to time, in its absolute and sole discretion to make or permit to remain outstanding such additional Revolving Loans on behalf of the Revolving Loan Lenders, intentionally and with actual knowledge that such Revolving Loans will cause the total outstanding Revolving Loans plus all Letter of Credit Obligations to exceed the Borrowing Base, as the Administrative Agent may deem necessary or advisable in its sole discretion, provided that: (i) the aggregate principal amount of the additional Revolving Loans to the Borrower which the Administrative Agent may make or provide (after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base) plus the amount of Collateral Agent Advances made pursuant to Section 10.08(a) then outstanding (but excluding Collateral Agent Term Advances), shall not exceed the aggregate amount equal to ten percent (10%) of the Borrowing Base and $3,500,000 (whichever is less) at any time and shall not cause the total principal amount of the Revolving Loans (and Collateral Agent Advances) and Letter of Credit Obligations to exceed the Total Revolving Credit Commitment and (ii) no such additional Revolving Loan shall be outstanding more than ninety (90) days after the date such additional Revolving Loan is made or issued or deemed made (as the case may be), except as the Required Lenders may otherwise agree. Each Revolving Loan Lender shall be obligated, upon request of the Administrative Agent, to immediately pay the Administrative Agent the amount of its Pro Rata Share of any such additional Revolving Loans.

ARTICLE III

LETTER OF CREDIT

Section 3.01 Letters of Credit.

(a) In order to assist the Borrower in establishing or opening standby letters of credit, which shall not have expiration dates that exceed one year from the date of issuance (each a “Letter of Credit”), with the L/C Issuer, the Borrower has requested the Administrative Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent’s credit to that of the Borrower, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Borrower will be the account party for the application for each Letter of Credit, which shall be substantially in the form of Exhibit 3.01(a) hereto or on a computer transmission system approved by the Administrative Agent and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request (the “Letter of Credit Application”). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (“UCP 500”), and any amendments or revision thereof adhered to by the Issuer or the International Standby Practices (ISP98 – International Chamber of Commerce Publication Number 590), as determined by Administrative Agent.

(b) The Letters of Credit listed on Schedule 3.01(b) attached hereto (the “Existing Letters of Credit”) were issued under the Existing Credit Facility by the Existing Lender, as issuer, and such Existing Letters of Credit shall for all purposes, hereunder, including without limitation all fees owing in respect thereof, constitute Letters of Credit hereunder.

(c) The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Total Revolving Credit Commitment less all Reserves established by the Administrative Agent from time to time and (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) the difference between (A) the Borrowing Base and (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the L/C Sublimit. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrower and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in the reasonable exercise of its sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than 15 days prior to the Final Maturity Date unless, on or prior to 15 days prior to the Final Maturity Date either (A) such Letters of Credit shall be cash collateralized in an amount equal to 110% of the face amount of such Letters of Credit by deposit of cash in such amount in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent and/or the L/C Issuer (the “Letter of Credit Collateral Account”) or (B) the Borrower shall provide the Administrative Agent and the Revolving Loan Lenders with an indemnification, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank or other financial institution acceptable to the Agents for any Letter of Credit Obligations with respect to such Letters of Credit and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

(d) The Administrative Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of any and all Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agents or the Revolving Loan Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or (ii) the occurrence of any Default or Event of Default. The Administrative Agent shall also have the right, without notice to the Borrower, to charge the Loan Account with the amount of any cash collateral or other collateral support that the L/C Issuer may require from any Agent or any Lender under a Letter of Credit Guaranty or otherwise, or at the Administrative Agent’s option, to require the Borrower to provide such required amounts of cash collateral to the Administrative Agent in connection to the Administrative Agent’s obligations under any such Letter of Credit Guaranty or otherwise with respect to any such Letter of Credit. Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02(c) of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrower’s account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto, including all amounts drawn on Letters of Credit, will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrower absent manifest error, and Administrative Agent shall promptly remit to the L/C Issuer all such amounts when charged to the Loan Account. Each of the Revolving Loan Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.

(e) The Borrower unconditionally indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final non-appealable judgment of a court of competent jurisdiction. The Borrower further agrees to hold each Agent and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. The Borrower’s unconditional obligations to each Agent, each Lender and the L/C Issuer with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent’s, such Lender’s or the L/C Issuer’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Borrower agrees that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrower’s account hereunder may (and, at any time prior to the receipt by Administrative Agent of written notice from Collateral Agent or any Lender that a Default or an Event of Default has occurred and is continuing (which Default or Event of Default has not been cured or waived in writing in accordance herewith), shall) be charged to the Loan Account.

(f) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Agents or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agents and the Revolving Loan Lenders and apply in all respects to the Agents and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

Section 3.02 Participations.

(a) Purchase of Participations. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender’s Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

(b) Sharing of Payments. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrower shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(d) and 4.02 of this Agreement.

(c) Obligations Irrevocable. The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Agents, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii) the occurrence of any Default or Event of Default.

Section 3.03 Letter of Credit Issuance and Fees.

(a) Request for Issuance. The Borrower may, upon notice not later than 10:00 a.m., New York City time, at least 15 Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrower in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with the Revolving Loan Lenders’ Pro Rata Shares for any Letter of Credit issued hereunder, a non-refundable fee at a rate per annum equal to the Applicable LIBOR Margin in effect from time to time less 3% per annum on the undrawn amount of such Letter of Credit from time to time (the “Letter of Credit Fees”). The Letter of Credit Fees shall be payable monthly in arrears on the first day of each month and on the Final Maturity Date for the immediately preceding month (or portion thereof) during which such Letter of Credit is outstanding. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, the Letter of Credit Fees described above shall be increased at all times during such period to a per annum rate equal to the Post-Default Rate with respect to the Letter of Credit Fees.

(ii) L/C Issuer Charges. In addition, the Borrower shall pay to the Administrative Agent the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit and all bank opening, issuance and amendment charges and other out-of-pocket costs of the Administrative Agent in connection with each Letter of Credit and Letter of Credit Guaranty.

(iii) Charges to the Loan Account. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may (and, at any time prior to the receipt by Administrative Agent of written notice from Collateral Agent or any Lender that a Default or an Event of Default has occurred and is continuing (which Default or Event of Default has not been cured or waived in writing in accordance herewith), shall), from time to time, charge the Loan Account pursuant to Sections 3.02(c) and 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Loan Parties acknowledge that (a) pursuant to Section 7.01(f), representatives of any of the Agents may visit any Loan Party and/or conduct audits, inspections inventory appraisals and/or field examinations of any Loan Party and valuations of any or all of the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party and (b) the Agents may request updates to the Field Survey and Audit and the business valuation/appraisal report referenced in Section 5.01(i) delivered prior to the Effective Date, which updates shall be conducted at the Loan Parties’ expense by such third party appraisers as are reasonably satisfactory to the Agents and the Lenders. The Borrower agrees to pay $1,000 per day per examiner plus such examiners’ out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations, field examinations and updates conducted by personnel employed by either Agent and (ii) the reasonable costs and expenses of all visits audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.

Section 4.02 Payments; Computations and Statements. The Borrower will make each payment under this Agreement not later than 12:00 noon (California time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent in the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (California time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each quarter and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 hereof. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) all payments of principal and interest in respect of outstanding Loans, all payments in respects of Reimbursement Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in a written agreement among the Agents and the Lenders and the audit and collateral monitoring fees provided in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among the Agents and such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Loans, as designated by the Person making payment when the payment is made.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document (excluding Sections 2.05(c)(iv), 2.05(c)(vi) and Section 4.04(f)), prior to the occurrence and the continuance of an Event of Default, all Ordinary Course Proceeds received by any of the Agents or the Lenders shall be applied to the Obligations in the following order of priority: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest then due in respect of the Revolving Loans, Letter of Credit Obligations and Collateral Agent Advances (but excluding Collateral Agent Term Advances) until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans and Agent Advances and all other Revolving Loan Obligations then due until paid in full; (v) fifth, ratably to pay the Obligations in respect of any fees and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest in respect of the Term Loans then due until paid in full; (vii) seventh, ratably to pay principal of the Term Loans then due until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable (including the cash collateralization of any Letter of Credit in an amount equal to 110% of the amount of such Letter of Credit).

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document (excluding Section 2.05(c) and (d)) and Section 4.04(f)), prior to the occurrence and the continuance of an Event of Default, all Collections and all other proceeds of Collateral (in each case, other than Ordinary Course Proceeds) received by any of the Agents or the Lenders shall be applied to the Obligations in the following order of priority: (i) first, ratably to pay the principal then due of the Term Loans (including Collateral Term Advances) until paid in full; (ii) second, ratably to pay principal then due of the Revolving Loans and Letter of Credit Obligations until paid in full; (iii) third, ratably to pay all other Revolving Loan Obligations then due until paid in full; (iv) fourth, ratably to pay principal then due of the Collateral Agent Advances until paid in full; (v) fifth, ratably to pay interest then due in respect of the Term Loans until paid in full; (vi) sixth, ratably to pay interest then due in respect of the Revolving Loans and Letter of Credit Obligations until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any fees and indemnities then due to the Term Loan Lenders until paid in full; (viii) eighth, ratably to pay the Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (ix) ninth, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; and (x) tenth, to the ratable payment of all other Obligations then due and payable (including the cash collateralization of any Letter of Credit in an amount equal to 110% of the amount of such Letter of Credit).

(d) Notwithstanding anything contrary contained herein or in any other Loan Document, after the occurrence and during the continuance of an Event of Default, all Ordinary

Course Proceeds shall be applied to the Obligations in the following order of priority: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest then due in respect of the Revolving Loans and Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans, Collateral Agent Advances, Letter of Credit Obligations and all other Revolving Loan Obligations until paid in full (or to the extent the Letter of Credit Obligations are contingent, to provide cash collateral in respect of such Obligations in an amount equal to 105% of such amount); (v) fifth, ratably to pay the Obligations in respect of any fees and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest then due in respect of the Term Loan until paid in full; (vii) seventh, ratably to pay principal of the Term Loan (including Collateral Agent Term Advances) until paid in full; and (viii) eighth, to the ratable payment of all other Obligations.

(e) Notwithstanding anything contrary contained herein or in any other Loan Document (including, without limitation, Section 2.05(d)) after the occurrence and during the continuance of an Event of Default, all Collections and all other proceeds of Collateral (in each case, other than Ordinary Course Proceeds) shall be applied to the Obligations in the following order of priority: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Term Loan Lenders until paid in full; (iii) third, ratably to pay interest then due in respect of the Term Loans until paid in full; (iv) fourth, ratably to pay principal of the Term Loans (including Collateral Agent Term Advances) until paid in full; (v) fifth, ratably to pay the Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (vi) sixth, ratably to pay interest then due in respect of the Collateral Agent Advances until paid in full; (vii) seventh, ratably to pay principal of the Collateral Agent Advances until paid in full; (viii) eighth, ratably to pay interest due in respect of the Revolving Loans and Letter of Credit Obligations until paid in full; (ix) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations and all other Revolving Loan Obligations until paid in full; (x) tenth, to provide cash collateral in respect of all Letter of Credit Obligations that are then contingent in an amount equal to 110% of such amount; and (xi) eleventh, to the ratable payment of all other Obligations then due and payable.

(f) In each instance, so long as no Default or Event of Default has occurred and is continuing, this Section 4.04 shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Agent to be for the payment of specific Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loans in accordance with the terms and conditions of Section 2.05.

(g) For purposes of this Section 4.04, “paid in full” means indefeasible payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allocable in such Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest), loan fees, service fees, professional fees, expense reimbursements, or other fees and expenses, each arising from or related to a default are disallowed in any Insolvency Proceeding.

(h) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Lender or such Agent (in each case, whether or not having the force of law), shall (i) subject any Lender or any Agent, or any Person controlling any such Lender or such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent, or change the basis of taxation of payments to any Lender or any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender or any Agent or any Person controlling any such Lender or such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or any Agent or any Person controlling any such Lender or such Agent or (iii) impose on any Lender or any Agent or any Person controlling any such Lender or such Agent any other condition regarding this Agreement or the Loans, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or any Agent of making the Loans, or agreeing to make any Loan, or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

(b) If any Lender or any Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Agent or any Person controlling such Lender or such Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or any Agent or any Person controlling such Lender or such Agent, and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s or any Agent’s or any such other controlling Person’s

Letter of Credit Obligations or other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or any Agent’s or any such other controlling Person’s capital to a level below that which such Lender or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Loans made or maintained or any agreement to make the Loans, or such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or the Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) Business Days after the date of demand by any Lender or the Administrative Agent until payment in full to such Lender or Administrative Agent at the Reference Rate plus 8%. A certificate of such Lender or Administrative Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Administrative Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or the Administrative Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Agent to demand compensation pursuant to this Section 4.05 shall not constitute a waiver of such Lender’s or Agent’s right to demand such compensation; provided, that the Borrower shall not be required to compensate any Lender or Agent pursuant to this Section 4.05 for any increased costs incurred more than ninety (90) days prior to the date that such Lender or Agent notifies the Borrower of the law, rule, regulation, order, guideline, request or other legal requirement of any central bank or other Governmental Authority (whether or not having the force of law) giving rise to such increased costs and of such Lender or Agent’s intention to claim compensation therefor; provided further that, if such law, rule, regulation, order, guideline, request or other legal requirement giving rise to such increased costs is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Administrative Agent:

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to this Agreement and the Loan Documents, including, without limitation Section 2.06 and Section 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) an Intellectual Property Security Agreement, duly executed by each Loan Party;

(iii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the stock of such Loan Party’s subsidiaries and all intercompany promissory notes of such Loan Parties (if any), accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iv) a Mortgage in the maximum principal amount of $7,300,000, duly executed by Borrower, with respect to each owned Facility in form substantially similar to Exhibit J attached hereto, subject to any modifications based on local law requirements that are necessary in Agent’s reasonable judgment;

(v) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(vi) a Title Insurance Policy with respect to each Mortgage, dated as of the Effective Date;

(vii) a current Alta survey of each Facility, in form and substance satisfactory to the Agent, certified by a licensed surveyor to the Collateral Agent and to the issuer of the Title Insurance Policy to allow such issuer to issue the Title Insurance Policy;

(viii) a copy of each letter issued by the applicable State Governmental Authority, evidencing the Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws;

(ix) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage;

(x) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (ix) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(xi) a copy of the resolutions of Borrower, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents, and (B) the execution, delivery and performance by Borrower of each Loan Document and the execution and delivery of the other documents to be delivered by Borrower in connection herewith and therewith;

(xii) a certificate of an Authorized Officer of Borrower, certifying the names and true signatures of the representatives of Borrower authorized to sign each Loan Document and the other documents to be executed and delivered by Borrower in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiii) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of Borrower certifying as to the subsistence in good standing of, and the payment of taxes by, Borrower in such states and certified as of a recent date not more than ten (10) days prior to the Effective Date;

(xiv) a true and complete copy of the charter of Borrower certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of Borrower which shall set forth the same complete name of Borrower as is set forth herein and the organizational number of Borrower;

(xv) a copy of the charter and by-laws of Borrower, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of Borrower;

(xvi) (A) an opinion of Paul Hastings Janofsky & Walker, LLP, counsel to the Loan Parties, substantially in the form of Exhibit F and as to such other matters as the Administrative Agent may reasonably request and (B) opinions of local counsel to the Loan Parties with respect to the Mortgages and other matters as the Administrative Agent may reasonably request.;

(xvii) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in each subsections (b) and (f) of this Section 5.01;

(xviii) a copy of the Financial Statements, the financial projections described in Section 6.01(g)(ii) hereof and pro forma balance sheet of the Parent and its Subsidiaries after giving effect to the transaction contemplated by the Loan Documents, certified as of the Effective Date as true and correct by an Authorized Officer of the Parent, which Financial Statements, projections and pro forma shall be satisfactory in form and substance to the Agents;

(xix) a certificate of the chief financial officer of Borrower, certifying as to the solvency of the Borrower, which certificate shall be satisfactory in form and substance to the Administrative Agent;

(xx) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xxi) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide any notices under this Agreement and the other Loan Documents;

(xxii) a Landlord Waiver, in form and substance satisfactory to the Collateral Agent and which may, if satisfactory to the Agent, be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o);

(xxiii) copies of Second Lien Loan Documents and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxiv) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral;

(xxv) Phase I Environmental Site Assessments (“Phase I ESAs”) for each facility or property owned or operated by the Loan Parties (and, if requested by the Agent based upon the results of any such Phase I ESA, a Phase II Environmental Site Assessment) of such facility, in form and substance and by an independent firm satisfactory to the Collateral Agent;

(xxvi) the Cash Management Agreements, Control Agreements and depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may request with respect to the Borrower’s cash management system;

(xxvii) a Borrowing Base Certificate calculated as of the Effective Date, duly executed by the Borrower; and

(xxviii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to each Agent in form and substance, as the Agent may reasonably request.

(e) The Subordinated Convertible Notes. On or prior to the Effective Date, (i) the Note Transaction shall have been consummated pursuant to Second Lien Loan Documents (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), (ii) the Borrower shall have fully performed all of the obligations to be performed by it under the Second Lien Loan Documents and no default shall exist thereunder and be caused by the transactions contemplated by the Loan Documents, (iii) the Note Transaction, including all of the terms and conditions thereof, shall have been duly authorized by the board of directors (or other managing body) and (if required by applicable law) the shareholders or members of the parties to the Second Lien Loan Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect in all respects as if made on and as of the Effective Date, and (iv) the Agents shall have received evidence satisfactory to it as to the foregoing, as to the receipt by all parties to the Second Lien Loan Documents of all necessary regulatory, creditor, lessor, and other third-party approvals and as to compliance with all laws applicable to any of such parties.

(f) Material Adverse Effect. The Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2004 which could have a Material Adverse Effect.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the issuance of any Letter of Credit, the grant of any security interests under any Loan Document or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans, the issuance of any Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and its counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

(i) Management Reference Checks. The Agents shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(j) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion. Without limiting the foregoing, the Collateral Agent shall have received (i) a Field Survey and Audit, dated not earlier than 30 days prior to the Effective Date, (ii) a business valuation/appraisal report prepared by a third party appraiser acceptable to the Collateral Agent, in its sole and absolute discretion, and such Field Survey and Audit and appraisals and the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion and (iii) a third party appraisal assessing and valuing the orderly liquidation value of the Parent’s Accounts Receivable, Inventory, property, plant and equipment. The Agents shall have completed a financial review by the Agents, and at Agents’ option, a third party, which (i) reviews the quality of the Parent’s historical revenues and Consolidated EBITDA, (ii) completes an assessment of the Loan Parties projections and backlog and (iii) completes an enterprise valuation of the Parent.

(k) Litigation. No pending or threatened order, stay, injunction, restraining order or litigation affecting any Loan Party shall exist on the Effective Date (x) with respect to any Loan Document or (y) that if adversely determined, is reasonably likely to have a Material Adverse Effect.

(l) Legality. No law, rule or regulation shall, in the discretion of the Agent and the Lenders, apply to the transactions contemplated in the Loan Documents with the result that the application of such law, rule or regulation shall restrain or prevent such transactions or impose any condition on such transactions which is materially adverse to the Agents, the Lenders or the consummation of such transactions by any party thereto.

(m) Availability. After (i) giving effect to the Loans to be made on the Effective Date and Letters of Credit to be issued on the Effective Date and all fees, costs and expenses in connection therewith, (ii) the payment of all fees, costs and expenses payable on the Effective Date pursuant to Sections 2.06 and 11.04 hereof and (iii) reserving for accounts payable that are at a level and in a condition not satisfactory to the Collateral Agent, the sum of Availability plus Qualified Cash shall exceed $5 million. The Borrower shall have bonding liens and bonding availability as of the Effective Date in amounts acceptable to the Collateral Agent and all terms and conditions of such bonding liens shall be reasonably satisfactory to the Collateral Agent. The Borrower shall deliver to the Collateral Agent a certificate of the treasurer of the Borrower certifying as to the matters set forth in this paragraph (m) above and containing the calculation of Availability and Qualified Cash.

Section 5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 11.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan or the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects (except to the extent that such representations and warranties are already qualified by materiality or a Material Adverse Effect) on and as of such date as though made on and as of such date (except to the extent that such representations and warranties relate solely to a specific date, in which case such representation and warranties are true and correct on such specific date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made (including pursuant to Section 2.01), or the issuance of such Letter of Credit to be issued on such date (including pursuant to Section 3.01) and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Notices. The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof with respect to a request for Loans and/or (ii) a Letter of Credit Application pursuant to Section 3.03 hereof with respect to a request for a Letter of Credit.

(e) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agents, as any Agent may reasonably request.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan, or the issuance of such Letter of Credit to be issued and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance reasonably satisfactory to the Agents, as any of the Agents or such counsel may reasonably request.

Section 5.03 Conditions Subsequent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to continue to make or issue or assist in issuing any Letter of Credit Loans after the Effective Date is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by the Borrower to so perform or cause to be performed constituting an Event of Default):

(a) Use reasonable best efforts to deliver an executed Amendment to the Intercreditor Agreement, substantially in the form of Exhibit K attached hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(b) Within five (5) days of the Closing Date, deliver to Administrative Agent a certificate issues by the State of Texas as to the Borrower’s qualification to do business and good standing in the State of Texas.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite corporate power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary (except, for purpose of clause (iii), for where the failure to so qualify will not cause a Material Adverse Effect).

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties or any of its Material Contracts, including without limitation, the Second Lien Loan Documents, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. Except as set forth on Schedule 6.01(c) (all of which have been obtained and are in full force and effect), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each of the Subsidiaries of the Parent in existence on the date hereof. Each of the Parent’s Subsidiaries in existence as of the date hereof are inactive and have no assets, operations or income. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. (i) There is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date except as set forth on Schedule 6.01(f), none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to the Agent and each Lender, fairly present the financial condition of the Parent as at the respective dates thereof and the results of operations of the Parent for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2004 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to the Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent for the period from December 31, 2003, through December 31, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent for the Fiscal Years ending in December 31, 2005 through December 31, 2006, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents or, in a manner that could result in a Material Adverse Effect any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on it and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code or other applicable law, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan or issuance of Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than the design, manufacturing, marketing and installation of modular buildings.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where the failure to have or comply with could not have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or no-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where the failure to have or comply with could not have a Material Adverse Effect.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted. (ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all Facilities. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that is reasonably likely to have a Material Adverse Effect which has not been set forth in the Financial Statements, a footnote included in the Financial Statements, a Loan Document or a Schedule to a Loan Document.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters. (i) The operations of each Loan Party are and have been in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which has or could reasonably be expected to give rise to any material Environmental Liabilities; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws; (vii) each Loan Party has obtained and complied in all material respects with all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it; and (viii) no Loan Party has received any notification, report or other information that (A) any work, repairs, construction or Capital Expenditures are or will be required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agents (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance existing indebtedness of the Borrower in the principal amount of up to $22,286,096.85, (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) fund working capital of the Borrower; provided, however, in no event shall Revolving Loans be used to make any payments in respect of the Second Lien Obligations except as permitted by Section 7.02(n). The Letters of Credit will be used to backstop the Existing Letters of Credit and for general working capital purposes of the Borrower. Disclosure Schedule 6.01(t) contains a description of the Borrower’s sources and uses of funds as of the Effective Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to the incurrence of any Loan and any Letter of Credit the Loan Parties on a consolidated basis are Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Each Loan Party owns or licenses or otherwise has the valid right to use all Intellectual Property that are necessary for the operation of its business as currently conducted or contemplated without, to Borrower’s knowledge and based on reasonable investigation, infringement upon or conflict with the rights of any other Person with respect thereto. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all registered Intellectual Property that is owned by a Loan Party (the “Owned Intellectual Property”) and all Material Contracts relating to Intellectual Property licensed from third parties (the “Licensed Intellectual Property”). Except as set forth on Schedule 6.01(w), no Licensed Intellectual Property is required in order to conduct the business of each Loan Party as currently conducted or contemplated as of the Effective Date other than the Licensed Intellectual Property. Except as set forth on Schedule 6.01(w), no party to any Material Contract relating to Licensed Intellectual Property has given any Loan Party notice of its intention to cancel, terminate or fail to renew any such Material Contract. To Borrower’s knowledge (based on reasonable investigation), neither the business of each Loan Party as currently conducted or contemplated, nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, infringes upon or conflicts with any rights owned by any other Person, none of the Loan Parties has received notice of any claim or litigation regarding any of the foregoing, nor is any such claim or litigation pending or threatened. All Owned Intellectual Property is valid, subsisting and enforceable, and no material registered Owned Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting a Loan Party’s rights thereto, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding. The Loan Parties have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all registered Owned Intellectual Property except where the failure to make such filings and/or payments could not reasonably be expected to have a Material Adverse Effect. All documentation necessary to confirm and effect each Loan Party’s ownership of all registered Intellectual Property and all other Owned Intellectual Property necessary for the operation of its business as currently conducted or contemplated, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices. Each Loan Party has taken all reasonable measures to protect the secrecy, confidentiality and value of all material Trade Secrets used in its business (collectively, “Business Trade Secrets”) (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets). To each Loan Party’s knowledge, the Business Trade Secrets have not been disclosed to any Persons other than such Loan Party’s officers, directors, employees and other Persons who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party (based on reasonable investigation), all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified except as set forth on such Schedule 6.01(x), and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party (based on reasonable investigation), any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the Borrower’s knowledge, threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, slowdown, stoppage or similar action or grievance pending or, to the Borrower’s knowledge, threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa) Customers and Suppliers. There exists no actual or, to the Borrower’s knowledge (based on reasonable investigation), threatened termination, cancellation or limitation of, or adverse modification to or adverse change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(cc) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(dd) Tradenames. Schedule 6.01(dd) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

(ee) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the names and addresses of each warehouse or other location at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse or other location states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(ff) Security Interests. Each Security Document creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(ix) and the recording of the Assignment for Security-Trademarks pursuant to the Security Agreement in the United States Patent and Trademark Office, such security interests in and Liens on the Collateral granted by the Security Documents shall be perfected, first priority security interests, subject to Permitted Liens and those Liens listed on Schedule 7.02(a), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Assignment for Security-Trademarks or other required documents pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(gg) Senior Indebtedness, Etc. The Parent has the power and authority to incur the Indebtedness provided for under the Second Lien Loan Documents and has duly authorized, executed and delivered the Second Lien Loan Documents. The Parent has issued, pursuant to due authorization, the Subordinated Convertible Notes under the Second Lien Loan Documents. The Subordinated Convertible Notes constitute the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with their terms. The subordination provisions of the Intercreditor Agreement and the Subordinated Convertible Notes are and will be enforceable against the holders of the Subordinated Convertible Notes by the holders of any Senior Indebtedness (as defined in the Intercreditor Agreement). All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Loans, the Letter of Credit Obligations and fees, indemnities and expenses in connection therewith, constitute Senior Indebtedness (as defined in the Intercreditor Agreement), and all such Obligations are entitled to the benefits of the subordination and lien priorities created by the Intercreditor Agreement. The Parent acknowledges that the Agent and the Lenders are entering into this Agreement, and extending their Commitments, in reliance upon the subordination provisions of the Intercreditor Agreement and this clause (gg).

(hh) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(ii) The Note Transaction. (i) The Borrower has delivered to the Agents a complete and correct copy of the Second Lien Loan Documents, including all schedules and exhibits thereto, (ii) the Second Lien Loan Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, (iii) no Second Lien Loan Document has been amended or otherwise modified prior to the date hereof, (iv) the execution, delivery and performance of each of the Second Lien Loan Documents has been duly authorized by all necessary action on the part of the Borrower, (v) the Note Transaction has been effected in accordance with the terms of the Second Lien Loan Documents and all applicable law, (vi) the Loan Parties did not incur or assume any liabilities or obligations pursuant to or in connection with the Note Transaction other than the Second Lien Loan Documents, (vii) the execution, delivery and performance of this Agreement and the other Loan Documents and the funding of the Loans or issuance of any Letter of Credit do not violate any term or provision of any of the Second Lien Loan Documents, and (viii) each Second Lien Loan Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principals of equity.

(jj) Tax Regulations; Corrupt Practices. (i) No Loan Party intends to treat the Loans, the Commitments and/or any Letter of Credit and related transaction as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4); (ii) no Loan Party (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (C) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”); and (iii) each Loan Party is in compliance with the Patriot Act, to the extent required under the Patriot Act. No part of the proceeds of the Loans or issuance of a Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(kk) Broker’s or Finder’s Commissions. Except as set forth on Schedule 6.01(kk), (none of which any Agent or Lender is in any manner liable for), no broker’s, finder’s or placement fee or commission is or will be payable to any broker, investment banker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement and the Loan Documents, except for fees payable to the Agents and Lenders.

(ll) Anti-Terrorism Laws.

(i) General. None of the Loan Parties nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Executive Order No. 13224. None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(E) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(F) a Person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party, or to the knowledge of any Loan Party any of its agents acting in such capacity in connection with the Loans, Letters of Credit or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on the Loans, Reimbursement Obligations, Letter of Credit Obligations or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, each Loan Party will:

(a) Reporting Requirements. Furnish to the Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agent and the Lenders, subject to normal year-end adjustments;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within 20 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by a chief financial officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end adjustments;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if a an Event of Default or Default exists or existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in the Applicable LIBOR Margin, Applicable Reference Margin in Section 7.03 and Excess Cash Flow (with respect to those certificates delivered in connection with the financial statements pursuant to Section 7.03);

(v) as soon as available and in any event within 5 Business Days after the end of each fiscal month (or more frequent as requested by the Administrative Agent) of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Account Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as the Agents may reasonably request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, the name and mailing address of each account creditor (including information indicating the amounts owing to owners and lessors of leased premises; warehouses, processors and other third parties in possession of Collateral) and such other information as the Agents may reasonably request, (C) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type, category and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility or other third party location and such other information as the Agents may reasonably request, all in detail and in form reasonably satisfactory to the Agents and (D) after implementation thereof, perpetual Inventory reports;

(vi) Collateral Reporting. Furnish to the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) with the following documents at the following times in form reasonably satisfactory to the Administrative Agent:

(A) as soon as available and in any event not later than 45 days prior to the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and

(B) as soon as available and in any event not later than 30 days prior to the end of each fiscal quarter, financial projections, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(B), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(C) within 5 Business Days after the end of each month commencing with the first month ending after the Effective Date and on the date of any request for a Loan or Letter of Credit or at any time, or at more frequent intervals, as requested by the Administrative Agent when the Revolving Loan Availability is less than $3,000,000 or a Default or Event of Default exists, a Borrowing Base Certificate current as of the close of business on last day of the preceding month; furthermore, in each case such Borrowing Base Certificate shall be supported by schedules showing the derivation thereof and containing such detail, documentation and other information as the Administrative Agent may request from time to time, including without limitation, until such time as the Borrower’s perpetual inventory system shall be established and implemented a certification of an authorized Officer as to the completion, results and accuracy of a physical count of all Inventory included in such Borrowing Base Certificate, and provided that (x) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Administrative Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Administrative Agent, unless the Administrative Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (y) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Administrative Agent’s determination, made in its Permitted Discretion, shall control;

(D) on the last Business Day of each week ending after the Effective Date, a 13 week rolling cash forecast supported by schedules showing the derivation thereof and containing such detail, documentation and other information as the Administrative Agent may reasonably request from time to time, and

(E) simultaneously with the delivery of the financial statements of the Parent required by clauses (i), (ii) and (iii) of this Section 7.01(a), (x) a consolidated statement of total project backlog (with work in progress information) of the Parent and its Subsidiaries and total bonded projects (and total amount of outstanding bonds), (y) a listing of the Parent’s and its Subsidiaries’ top 20 projects and top 20 bonded projects and (z) a consolidated statement of the Parent’s and it’s Subsidiaries total unutilized bonding capacity at such time;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 2 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that is reasonably likely to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices and documents that any Loan Party executes, delivers or receives in connection with any Material Contract;

(xii) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities (in their capacity as such) or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

provided, nothwithstanding anything within 7.02(a) to the contrary, to the extent Parent has no Subsidiaries other than those listed on Schedule 6.01(e) and such Subsidiaries are in compliance with Section 6.01(e) in all respects, each above reference to financial statements and deliveries will only be required with respect to the Parent.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 3 days after the formation or acquisition (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (E) such Control Agreements and other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary subject to the terms of subclause (i) to execute and deliver promptly and in any event within 3 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of each of the Agents at any time and from time to time during normal business hours and upon reasonable prior notice when there is no Default or Event of Default, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, account receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental investigations, including without limitation any Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that so long as no Default or Event of Default has occurred, Borrower shall only be responsible for such expenses of the Agents four times per Fiscal Year. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agents in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope satisfactory to the Collateral Agent in its sole discretion. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, in the event either of the Agents receives any Replacement Proceeds such Agent agrees to turn over to Borrower such Replacement Proceeds.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply in all material respects, and cause each of its Subsidiaries to comply, with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Agent may reasonably request; (iii) provide the Collateral Agent written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Collateral Agent with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could result in Environmental Liabilities to Borrower; and (D) the discovery of the presence of Hazardous Materials or other conditions at any facility or property at any time owned or operated by it or any of its Subsidiaries that reasonably requires Remedial Action, reporting, or other follow-up action under Environmental Laws; (v) defend, indemnify and hold harmless the Agent and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law relating to any Loan Party or any of their current or former operations, facilities or properties and/or (E) any Environmental Action filed against the Agent or any Lender relating to any Loan Party or any of their current or former operations, facilities or properties.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority

Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any Facility (whether such Facility is now existing or acquired after the Effective Date) which is not owned by a Loan Party, obtain a Landlord Waiver;

(ii) Obtain written access agreements, in form an substance satisfactory to the Collateral Agent, provided access to Collateral located on any premises not owned by a Loan Party in order to remove such Collateral from such premises during an Event of Default; and

(iii) At any time and at the reasonable request of the Collateral Agent with respect to each Facility that is leased by a Loan Party, a non-distribution and attornment agreement, duly executed by the landlord (and any fee mortgagee), in form and substance satisfactory to the Collateral Agent.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders under the Loan Documents in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $36,000 in the case of leasehold interest, immediately so notify the Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below and in the case of a leasehold, a landlord waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a current ALTA survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments (and additional environmental reports if requested by the Agents) with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Agent, and if requested by the Collateral Agent based upon the results of such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, at the reasonable request of the Collateral Agent, a non-disturbance and attornment agreement between the landlord (and any fee mortgagee) with respect to such real property and the Agent and (viii) such other documents, instruments (including guarantees and opinions of counsel), reports and information as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Key Man Life Insurance. Use its best efforts to obtain and thereafter shall maintain with a reputable insurance company “key man” life insurance with respect to David Buckely, (or any individual who may replace him in the capacity of CEO of the Parent or any of its Subsidiaries) in the amount of at least $2,000,000 pursuant to a policy reasonably satisfactory to the Collateral Agent and with losses payable to the Parent and the Agent as their interests may appear.

(r) Collection of Accounts Receivable. Comply, and cause its Subsidiaries to comply in all material respects with any law, rule, regulation or order applicable to the origination, servicing and collection of Accounts Receivable.

(s) Settlements. Not settle any class action or other material litigation which shall affect the Account Receivables without the consent (which consent shall not be unreasonably withheld) of the Agents to such settlement, except to the extent that any remedies under such settlements are either (i) non-monetary remedies or remedies requiring payments of less than $75,000 (excluding legal expenses) in any individual settlement or (ii) $100,000 in the aggregate in any monthly period.

(t) Borrowing Base. Maintain all Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base in accordance with this Agreement.

(u) Reputable Transaction. In the event any Loan Party determines to take any action inconsistent with Section 6.01(jj)(i) such Loan Party shall promptly notify the Administrative Agent thereof. If any Loan Party so notifies the Administrative Agent, such Loan Party acknowledges that one or more of the Lenders may treat its Loans, Commitment and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain lists and other records required by such Treasury Regulation.

(v) Perpetual Inventory System. By September, 30, 2005, establish and implement a perpetual inventory system acceptable to the Agents.

Section 7.02 Negative Covenants. So long as any principal of or interest on the Loans, the Reimbursement Obligations, any Letter of Credit or any other Obligation (whether or not due) shall remain unpaid or outstanding or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Liens, Etc. Except as set forth on Schedule 7.02(a), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens provided, that, no Liens shall be permitted on any assets included in the Borrowing Base having a priority superior to the Liens of the Collateral Agent therein.

(b) Indebtedness. Except as set forth on Schedule 7.02(b), create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions; Acquisitions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any Loan Party may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, or (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets provided that the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $100,000 in the aggregate in any twelve-month period and (y) in all cases, are paid to the Administrative Agent for the benefit of the Agents and Lenders pursuant to the terms of Section 2.05(c)(iv) and (z) in the case of clause (A) above, are remitted in accordance with Section 8.01(a); and

(ii) Borrower may wind-up, liquidate or dissolve each of the Subsidiaries listed on Schedule 6.01(w).

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person (including the creation of any Subsidiaries), or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the principal amount thereof as set forth in such Schedule or any other material modification of the terms thereof, (ii) investments in the form of loans or advances to employees of Borrower in an aggregate principal amount not to exceed $25,000 at any one time outstanding and (iii) Permitted Investments; provided that Borrower shall not have Permitted Investments in all accounts of any type or otherwise in an aggregate amount in excess of $25,000 at any one time unless Borrower and the applicable bank or intermediary have entered into Cash Management Agreement in order to perfect (and further establish) the Collateral Agent’s Liens in such Permitted Investments.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease, other than Operating Lease Obligations for personal property in the ordinary course of business and Operating Lease Obligations for real property which would not cause the aggregate amount of all such Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in Fiscal Year 2005 to exceed $1,600,000; in Fiscal Year 2006 to exceed $1,800,000 and in each Fiscal Year thereafter to exceed $2,000,000.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed an amount set forth in the following table for the applicable period:

Fiscal Quarter Ending	Amount
March 31, 2005	$4,075,000
June 30, 2005	$4,000,000
September 30, 2005	$2,200,000
December 31, 2005	$1,700,000
March 31, 2006	$1,700,000
June 30, 2006	$1,700,000
September 30, 2006	$1,700,000
December 31, 2006	$1,700,000
March 31, 2007	$1,700,000
June 30, 2007	$1,700,000
September 30, 2007	$1,700,000
December 31, 2007	$1,700,000

provided that, 50% of any such amount referred to above, if not so expended in the fiscal quarter for which it is permitted, may be carried over for expenditure in the next succeeding fiscal quarter; provided further, it being understood that any capital expenditure committed to be made in any period (“Committed Cap Ex” ) shall count in the period committed and not in the period in which it is paid so long as such amounts are paid in the next succeeding fiscal quarter.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, except to the extent such repurchases, redemptions, retirements, defeasances, sinking fund or similar payments, purchases or other acquisitions for value, direct or indirect, do not exceed $250,000, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, except to the extent such payments do not exceed $250,000, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement (other than ordinary course payment of salaries and expense reimbursements to employees) to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Loan Party may pay dividends to any other Loan Party, (B) any Subsidiary of the Borrower may pay dividends to the Borrower, and (C) the Parent may pay dividends in the form of common Capital Stock, provided that, in each case of clauses (A) through (C) above, at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Borrower, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment or if either immediately before or after giving effect to any such payment, the outstanding Revolving Loans and Letter of Credit Obligations exceed the then current Borrowing Base.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of the any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement (including, without limitation, Section 7.02(m)(iv)) and the other Loan Documents or the Second Lien Loan Documents; or

(B) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances).

(l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except for (i) Parent may issue common Capital Stock so long as no Change of Control occurs and the proceeds there are applied in accordance with Section 2.05(c) and (ii) issuance of common Capital Stock of Parent upon conversion of the Subordinated Convertible Notes in accordance with its terms and the Intercreditor Agreement.

(m) Payments and Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Second Lien Loan Documents except in accordance with the terms of the Intercreditor Agreement,

(ii) except for the Obligations and the Second Lien Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness,

(iii) except for the Obligations, make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing,

(iv) make, (x) any payment in respect of the Second Lien Obligations (other than in common equity of the Parent) at a time when a Default or Event of Default exists, or would result from any such payment, under any of the Loan Documents, (y) any voluntary prepayment of any portion of the principal amount (or interest thereon) or other amounts in respect of the Second Lien Obligations (other than in common equity of the Parent) or (z) any other payment, mandatory prepayment or redemption (other than in common equity of the Parent) of any portion of the principal amount (or interest thereon) or other amounts in respect of the Second Lien Obligations other than in compliance with the terms of the Loan Documents and the Second Lien Loan Documents; provided that the Second Lien Lenders may exercise any and all rights under the Second Lien Loan Documents to convert or redeem any of the Second Lien Obligations into common equity of the Parent; provided further that so long as no Default or Event of Default exists, or would result from any such payment, under the Loan Documents, the Second Lien Lenders may receive payment of principal in cash at the final scheduled maturity date of the Subordinated Convertible Notes; provided further however:

(A) subject to clauses (B) - (D) below, the Second Lien Lenders shall have the right to cause the Parent to redeem up to $8.33 million on each of the First Redemption Date and the Second Redemption Date (collectively, the “Redemption Dates”);

(B) if the Second Lien Lenders elect to redeem any of the Subordinated Convertible Notes on the applicable Redemption Dates, the Second Lien Lenders will be required to first use at least $5 million of cash collateral supporting the Second Lien Letter of Credit as repayment proceeds for the First Redemption Date and Second Redemption Date, respectively, to consummate the redemption; provided that such Second Lien Letter of Credit is automatically reduced by the amount of any cash collateral which is released; provided, however, that if (i) an “EBITDA Reduction” shall have occurred under, and as defined in, the Subordinated Convertible Notes as of the date hereof prior to the First Redemption Date, (ii) the Second Lien Letter of Credit is permanently reduced by an amount equal to $3.33 million prior to the First Redemption Date, and (iii) $3.33 million in cash, which was supporting the Second Lien Letter of Credit, is then placed into an escrow account of the Parent subject to terms and conditions satisfactory to the Collateral Agent and over which the Collateral Agent and Lenders shall have a first priority perfected security interest (the “Escrow Account” and such funds in the Escrow Account hereinafter being called the “Escrowed Funds”), then such $5 million minimum amount shall be deemed to be $1.67 million;

(C) in the event the Parent achieves certain performance milestones set forth in the Subordinated Convertible Notes which (i) triggers the release of cash collateral from the Second Lien Letter of Credit and (ii) thereby reduces the Second Lien Letter of Credit by a corresponding amount of such released cash collateral, the Second Lien Lenders shall be permitted a right of redemption for an amount up to the additional $3.33 million then called for redemption on the applicable Redemption Date (or, to the extent that an “EBITDA Reduction” shall have occurred under, and as defined in, the Subordinated Convertible Notes as of the date hereof prior to the First Redemption Date, then with respect to the First Redemption Date the Second Lien Lenders may call for redemption on such First Redemption Date, $6.67 million, so long as at least $3.33 million comes from the Escrow Account), so long as (I) no greater than $3.33 million of redemption proceeds to be applied to the Subordinated Convertible Notes are derived from Loans, (II) the Parent has met certain financial performance milestones which meet the Redemption Performance (as defined in clause (D) below) metrics, (III) with respect to the applicable Redemption Date, the Second Lien Lenders have used at least $5 million of cash collateral securing the Second Lien Letter of Credit towards redemption of the Subordinated Convertible Notes on such specific Redemption Date (with the corresponding reduction to the Second Lien Letter of Credit) provided however, that if an “EBITDA Reduction” shall have occurred under, and as defined in, the Subordinated Convertible Notes as of the date hereof prior to the First Redemption Date, then with respect to the First Redemption Date the Second Lien Lenders shall have used at least $1.67 million of cash collateral securing the Second Lien Letter of Credit (with a corresponding reduction to the Second Lien Letter of Credit) and shall have withdrawn at least

$3.33 million of the then available Escrowed Funds from the Escrow Account, in each case towards the prior redemption of the Subordinated Convertible Notes on the First Redemption Date, and (IV) no default or event of default then exists, or would result from such payment, under the First Lien Loan Documents; and

(D) the “Redemption Performance” metrics for redemptions of a portion outlined above of the Subordinated Convertible Notes (i) with respect to the First Redemption Date, will be met to the extent the Parent meets one hundred percent (100%) of its budgeted Consolidated EBITDA as set forth on Exhibit I attached hereto for the trailing twelve-month period coinciding with the First Redemption Date as evidence by the delivery of financial statements pursuant to Section 7.01(a)(i) together with an officer’s certificate signed by an Authorized Officer certifying as to such evidence, and (ii) with respect to the Second Redemption Date, will be deemed met to the extent the Parent has met the Redemption Performance metrics on the First Redemption Date and meets ninety percent (90%) of its budgeted Consolidated EBITDA as set forth on Exhibit I hereto for the trailing twelve-month period coinciding with the Second Redemption Date as evidence by the delivery of financial statements pursuant to Section 7.01(a)(i) together with an officer’s certificate signed by an Authorized Officer certifying as to such evidence;

(v) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN; and

(vi) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (vii) that either individually or in the aggregate are not (A) adverse to the interests of any Agent or Lender and (B) material to Lenders interests.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to be required to register under the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or extensions or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business consistent with past practice as previously disclosed to the Agents prior to the Effective Date; provided, however, in no event shall any such discount, allowance or credit exceed $75,000 on any one contract (or $100,000 in the aggregate during any monthly period) and no such extension of the time for payment extend beyond 30 days from the original due date thereof.

(p) Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property, with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien.

(q) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(r) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in any material Environmental Liabilities.

(s) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract (other than the Second Lien Loan Documents which shall be governed by clause (m) hereof).

(t) Excess Cash. Notwithstanding anything contained herein to the contrary, accumulate or maintain cash in bank accounts or Permitted Investments, in accounts not subject to an Account Control Agreement (other than payroll accounts with an aggregate average daily balance of no more than $25,000 or the securities account securing an irrevocable letter of credit issued under the Second Lien Loan Documents).

(u) Negative Pledges. Directly or Indirectly, enter into, assume or become subject to any contract or agreement that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of Collateral Agent, for the benefit of the Lenders, whether now owned or hereafter acquired.

(v) Certain Specific Agreements. (a) (i) be or become or permit any of its Subsidiaries to become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking

Property and Prohibiting Transactions With Person Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage or permit any of its Subsidiaries to engage in any dealings or transaction prohibited by Section 2 of such executive order, or to otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) become or permit any of its Subsidiaries to become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order; or (b) enter, or permit any of its Subsidiaries to enter, into any license agreement (excluding shrink wrap licenses of mass marketed, commercially available software) which (i) restricts or prohibits the pledge, assignment or other transfer of such agreement or any change of control of ownership of the Loan Parties or (ii) restricts or limits in any way the sale of Inventory by the Collateral Agent or its designee containing or bearing (whether on the packaging therefore or the goods) Intellectual Property subject to such license, unless such license agreement is on terms satisfactory to the Collateral Agent in its Permitted Discretion.

(w) Allow any Subsidiary listed on Schedule 6.01(e) to become active or own assets, conduct operations or generate income.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit or any other Obligation (whether or not due) shall remain unpaid or outstanding or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Minimum EBITDA. Permit Consolidated EBITDA of the Parent for the quarter ending on the last day of the month set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter Ending:	Minimum Consolidated EBITDA:
March 31, 2005	$1,370,000
June 30, 2005	$3,950,000
September 30, 2005	$6,200,000
December 31, 2005	$3,375,000
March 31, 2006	$4,350,000
June 30, 2006	$4,650,000
September 30, 2006	$10,050,000
December 31, 2006	$6,330,000
March 31, 2007	$4,550,000
June 30, 2007	$8,025,000
September 30, 2007	$10,600,000
December 31, 2007 and each fiscal quarter end thereafter	$6,625,000

(b) Senior Secured Leverage Ratio. Permit for the quarter ending on the last day of the month set forth below the Senior Secured Leverage Ratio to be greater than the ratio set forth opposite such period:

Fiscal Quarter Ending:	Senior Secured Leverage Ratio:
March 31, 2005	4.40:1.00
June 30, 2005	2.15:1.00
September 30, 2005	1.55:1.00
December 31, 2005	1.60:1.00
March 31, 2006	1.30:1.00
June 30, 2006	1.30:1.00
September 30, 2006	1.00:1.00
December 31, 2006	0.55:1.00
March 31, 2007	0.75:1.00
June 30, 2007	0.70:1.00
September 30, 2007	0.60:1.00
December 31, 2007 and each fiscal quarter end thereafter	0.35:1.00

(c) Excess Availability. Permit at any time Availability plus Qualified Cash to be less than $3,000,000.

(d) Consolidated Fixed Charge Coverage Ratio. Permit at the end of each fiscal quarter set forth below the Consolidated Fixed Charge Coverage Ratio for such fiscal quarter then ended to be less than the ratio set forth opposite such period:

Fiscal Quarter Ending:	Fixed Charge Coverage Ratio:
March 31, 2005	1.25:1.00
June 30, 2005	1.25:1.00
September 30, 2005	1.25:1.00
December 31, 2005	1.25:1.00
March 31, 2006	1.25:1.00
June 30, 2006	1.25:1.00
September 30, 2006	1.25:1.00
December 31, 2006	1.25:1.00
March 31, 2007	1.25:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007 and each fiscal quarter end thereafter	1.25:1.00

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.

(a) The Loan Parties shall (i) establish and maintain cash management services of a type (including lockboxes) and on terms satisfactory to Administrative Agent at each of the banks set forth on Schedule 8.01 (each a “Cash Management Bank” and which shall include each account listed on Schedule 6.01(v) other than payroll accounts with an aggregate average daily balance of no more than $25,000 and the inactive Bank of America accounts so long as such accounts remain inactive), shall irrevocably instruct its Account Debtors to remit all payments to a Cash Management Account and subject to clause (f) below, shall take such reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of Loan Parties or any of their Subsidiaries, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all proceeds in respect of any Collateral and all Collections and other amounts received by any Loan Party (including payments made by the Account Debtors directly to any Loan Party) into a Cash Management Account.

(b) On the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to the Administrative Agent, a Cash Management Agreement with respect to such Cash Management Account.

(c) Upon request of the Administrative Agent during the existence of a Default or Event of Default all amounts received in any Cash Management Account shall be wired each Business Day into the Administrative Agent’s Account to be applied to the Obligations in accordance with Section 4.04.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Administrative Agent and Administrative Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to Administrative Agent a Cash Management Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Administrative Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Administrative Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment.

(e) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Administrative Agent for the benefit of the Agents and Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party as proceeds of any Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Cash Management Account; provided, however, except to the extent provided in this Agreement, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05, shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by the Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent’s Account. A Loan Party shall not commingle such collections with such Loan Party’s own funds or the funds of any Subsidiary or Affiliate of such Loan Party or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(f) After the occurrence and during the continuance of an Event of Default, any Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to enforce, collect and receive the Account Receivables and/or take possession of the Collateral and the books and records relating thereto. Except as provided in Section 7.02(o), the Loan Parties shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(g) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Letter of Credit Obligations and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(h) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(i) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account.

(j) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may reasonably require, execute and deliver confirmatory written assignments of the Accounts to the Agents and furnish such further schedules and/or information as any such Agent may reasonably require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry, and shall not re-bill any Accounts without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties’ customers’ credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party’s business and as otherwise disclosed to the Agents; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) to such contracting Loan Party’s knowledge, all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps reasonably required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any loss or destruction of, or substantial damage to, any of the Collateral worth more than $75,000, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument in excess of $25,000, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) such Loan Party shall conduct a physical count of its Inventory in connection with the delivery of each Borrowing Base Certificate until the implementation of a perpetual inventory system acceptable to the Collateral Agent, and at such intervals as any Agent may reasonably request (but after the implementation of the perpetual inventory systems not more than four times a year unless a Default or Event of Default has occurred and is continuing) and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; (m) such Loan Party shall not re-date any invoice or make sales on extended dating, in each case, beyond that which is customary in the ordinary course of its business and in the industry; and (n) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the

Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

Section 8.05 Collateral Reporting.

(a) The Loan Parties shall provide Administrative Agent with the following documents in a form reasonably satisfactory to Administrative Agent:

(i) as reasonably required by Administrative Agent, schedules of sales made, credits issued and cash received;

(ii) upon Administrative Agent’s reasonable request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by the Borrower or any Guarantor;

(iii) such other reports as to the portion of the Collateral comprised of Inventory, and Receivables as Administrative Agent shall reasonably request from time to time.

(b) If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Administrative Agent and to follow Administrative Agent’s instructions with respect to further services at any time that a Default or an Event of Default or has occurred and is continuing.

Section 8.06 Accounts Receivable Covenants.

(a) Loan Parties shall notify Administrative Agent promptly of: (i) any material delay in any Loan Parties’ performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to the Borrower or Guarantor relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to the best of any Loan Party’s knowledge, would cause Administrative Agent to consider any then existing Accounts Receivable as no longer constituting eligible Accounts Receivable. As long as no Event of Default has occurred and is continuing, Loan Parties shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor so long as in compliance with Section 7.02 hereof. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Administrative Agent or schedule thereof delivered to Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Borrower or Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except in accordance with the other terms of this Agreement, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Administrative Agent and in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Administrative Agent shall have the right at any time or times, in Administrative Agent’s name or in the name of a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Receivables, Inventory or Accounts Receivable, by mail, telephone, facsimile transmission or otherwise.

Section 8.07 Inventory Covenants. With respect to the Inventory: (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Loan Party’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Loan Parties shall conduct a physical count of the Inventory at least four times each year but at any time or times as reasonably required by this Agreement or as the Administrative Agent may request on or after a Default or an Event of Default, and promptly following such physical inventory shall supply the Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Administrative Agent concerning such physical count; (c) Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Administrative Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein; (d) upon Administrative Agent’s request, Loan Parties shall, at their expense, no more than four times in 12-month period, but at any time or times as Administrative Agent may request on or after an Event of Default, deliver or cause to be delivered to Administrative Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Agents and Lenders and upon which Agents and Lenders are expressly permitted to rely; (e) Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Loan Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; (i) Loan Parties shall keep the Inventory in good and marketable condition; and (j) Loan Parties shall not, without prior written notice to Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by the Borrower to Administrative Agent pursuant to Section 8.05(a) hereof, acquire or accept any Inventory on consignment or approval.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation, any Collateral Agent Advance, any Collateral Agent Term Advance or fees or within 5 days when due, indemnity or other amounts payable under this Agreement or any other Loan Document;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, L/C Issuer or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VI, ARTICLE VII or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Pledge Agreement, any Mortgage or any other Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and Lenders on any Collateral purported to be covered thereby;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments or orders for the payment of money exceeding $250,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect as determined by the Agents’ in their sole discretion exercised reasonably;

(n) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect as determined by the Agents’ in their sole discretion exercised reasonably;

(p) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $250,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $250,000;

(r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Agent,

(i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(s) any Loan Party shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect as determined by the Agents’ in their sole discretion exercised reasonably;

(t) a Change of Control shall have occurred;

(u) an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

(v) a breach, default, event of default or termination shall occur under any Material Contract after giving effect to applicable grace periods, if any, contained in any such Material Contract that gives any third party the right to terminate any such Material Contract or that otherwise could reasonably be expected to have a Material Adverse Effect; or

(w) uninsured damage to, or uninsured loss, theft or destruction of, any portion of the Collateral occurs that exceeds $100,000 in the aggregate;

(x) the issuance of any process for levy, attachment or garnishment or execution upon or any judgment against any Loan Party or any of its material property or against any of the Collateral, in any case which is not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(y) the subordination and/or lien priority provisions contained in or otherwise pertaining to any agreement or instrument governing the Second Lien Loan Documents or any other subordinated Indebtedness (including, without limitation, the Intercreditor Agreement) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or (ii) any Person shall contest in any manner the validity or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof, or (iii) the Obligations and Liens granted in respect thereof, for any reason shall not have the priority contemplated by this Agreement, the Intercreditor Agreement or such subordination provisions; or

(z) the bonding or surety industry requires or is granted or deemed to have, collateral or subrogation rights with respect to any assets other than solely with respect to accounts receivable arising directly from the lone project which such bonding or surety company completed such project and not any other project which such bonding or surety company may also be providing bonds;

(aa) then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced,

(ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and the Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrower shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 110% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes each Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agents of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to each such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loan), neither Agent shall be required to exercise any discretion or take any action, but each shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that no Agent shall be required to take any action which, in the reasonable opinion of such Agent, exposes itself to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. Neither Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of each Agent shall be mechanical and administrative in nature. Neither Agent shall have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon either Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agents shall provide to such Lender any documents or reports delivered to the Agents by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If either Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. Neither Agent and nor its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, each Agent (i) may treat the payee of any Loan as the owner thereof until such Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to such Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Neither Agent shall be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents each such Agent is permitted or required to take or to grant, and if such instructions are promptly requested, each such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by any Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from either Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.

(a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as the Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the resigning Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02.

The Collateral Agent shall notify each other Agent and Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. Notwithstanding anything in this Section 10.08(a) to the contrary, the Collateral Agent may (in its sole discretion) elect to convert a Collateral Agent Advance to a Term Loan Advance (an “Collateral Agent Term Advance”), subject to receipt of the prior written approval of the Term Loan Lenders holding more than 50% of the outstanding principal amount of Term Loans (but without any approval of any Loan Party). Upon such conversion, such Collateral Agent Term Advance shall be added to the outstanding principal amount of such Term Loan and shall otherwise bear interest and be payable hereunder as if it had originally been part of the outstanding principal of such Term Loan.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of the Loans, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Collateral Agent and the Agents and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Modtech Holdings, Inc.

2830 Barrett Ave.

Perris, CA 92571

Attention: Dennis Shogren

Telephone: (951) 943-4014

Telecopier: (951) 943-9814

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626

Attention: William J. Simpson

Telephone: 1(714)668-6205

Telecopier: 1(714)668-6305

If to the Collateral Agent, to it at the following address:

Fortress Credit Corp.

1251 Avenue of the Americas

16th Floor

New York, NY 10029

Attention: Ken Sands

Telephone: 212-798-6100

Telecopier: 212.798-6148

with a copy to:

Kirkland & Ellis LLP

Aon Building

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Christopher Butler

Telephone: 312-861-2298

Telecopier: 312-861-2200

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II or ARTICLE III shall not be effective until received by such Agent.

Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, any Loan payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend the Final Maturity Date, in each case without the written consent of such Lender, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender, (iii) amend the definition of “Required Lenders” or “Pro Rata Share”, without the written consent of each Lender, (iv) release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), or release the Borrower or any material Guarantor without the written consent of each Lender, or (v) amend, modify or waive this Section 11.02 of this Agreement without the written consent of each Lender.

Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by each Agent, affect the rights or duties of each Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 11.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each of the Agents (and, in the case of clauses (c) through (k) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each of the Agents (and, in the case of clauses (c) through (k) below, each Lender), accounting, due diligence, periodic field audits, physical counts, audit fees and expenses, valuations, investigations, searches and filings, rating agency fee, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, photocopying, notarization, couriers, messengers, telecommunications, costs and expenses in the disbursement of funds to the Borrower, examination, travel, lodging and meals, arising from or relating to: (a) the structuring, negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, any Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court or judicial proceeding arising from or related to this Agreement or any other Loan Document, including in connection with any bankruptcy, reorganization, assignment for the benefit of creditors, foreclosures or other similar proceedings related to any Loan Party or the Collateral, including in any adversary proceeding or contested matter commenced or continued by, on behalf of, or against any Loan Party or its estate, and any appeal or review thereof, or participation in the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (f) the protection, collection, maintaining, handling, storing, shipping, preparing for sale, advertising, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (g) terminating any attempt to enforce or defend any right, Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to collect from any Loan Party, (i) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (j) any Environmental Liabilities incurred in connection with any Remedial Action, Environmental Action, or Environmental Lien; or (k) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing (including reasonable attorneys, accountants, consultants, and other advisors fees incurred in connection with a “workout”, a “restructuring”, or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents or otherwise). Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording (including mortgage recording) or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of each Agent and Lender incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party, and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may, with the written consent of each Agent (which consent may not be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loan made by it); provided, however, that (i) such assignment is in an amount which is at least $2,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to any Affiliate of a Lender or a Related Fund), (ii) except as provided in the last sentence of this Section 11.07(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund), and (iii) no written consent of any Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of any or all substantial portion of the business or loan portfolio of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything contained to the contrary in this Section 11.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund without delivering an Assignment and Acceptance to the Agents or to the Borrower (a “Related Party Assignment”); provided, however, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 11.07(e), (III) the failure of such assigning Lender to deliver Assignment and Acceptance to Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance. Notwithstanding the foregoing, in no event shall the failure to obtain any assigning Lender’s assignee’s consent prior to receipt by Collateral Agent of an Assignment and Acceptance result in the unenforceability of any action or inaction by any Lender as the same relates to the Borrower.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at its offices, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 11.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a comparable register on behalf of the Borrower.

(e) Upon receipt by the Administrative Agent of an Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 11.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(h) Any non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.10(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Term Loan Commitments and the Term Loan made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the Final Maturity Date or decrease in the principal amount of the Loans in which it is participating, (B) action directly decreasing the rate of interest payable on the Loans or the fees payable under this Agreement in which it is participating, or (C) actions directly effecting a release of all or substantially all of the Collateral or any material Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.10 of this

Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender. Notwithstanding the foregoing, in no event shall the failure to obtain any participant’s consent to any of the foregoing result in the unenforceability of any action or inaction by any Lender as the same relates to the Borrower.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01 TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH

LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF EACH AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT EACH AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by any Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each Agent and other Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such

Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 11.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower, including, without limitation, the management of any the Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity. Without limiting Section 11.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 11.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 11.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Agents and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

Section 11.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to each Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to any Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 11.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.18.

For purposes of this Section 11.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction of the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.19 Confidentiality. The Agents and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process,

(ii) to counsel for the Agents or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which the Agents or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.19. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 11.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MODTECH HOLDINGS, INC.

By:
Name:
Title:

AGENTS AND LENDER:

FORTRESS CREDIT CORP., as Administrative Agent, Collateral Agent and Lender

By:
Name:
Title:

Exhibit I

June 30, 2006	$22,314,400
June 30, 2007	$30,850,500

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